                                                                    EXHIBIT 99.1



                         CONSENT SOLICITATION STATEMENT
                        MARKETING SPECIALISTS CORPORATION
              (AS SUCCESSOR TO RICHMONT MARKETING SPECIALISTS INC.)
             SOLICITATION OF CONSENTS TO THE PROPOSED AMENDMENTS TO
       THE INDENTURE GOVERNING ITS 10%% SENIOR SUBORDINATED NOTES DUE 2007

                              (CUSIP NO. 765472AC9)

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THE SOLICITATION (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
ON MARCH 30, 2000, UNLESS EXTENDED FOR A SPECIFIED PERIOD OR ON A DAILY BASIS UNTIL THE REQUISITE CONSENTS (AS DEFINED BELOW) HAVE BEEN RECEIVED (THE "EXPIRATION DATE"). IF THE TRUSTEE (AS DEFINED BELOW) RECEIVES AN OFFICERS' CERTIFICATE FROM THE COMPANY (AN "OFFICERS' CERTIFICATE") CERTIFYING THAT THE REQUISITE CONSENTS HAVE BEEN RECEIVED ON ANY DATE PRIOR TO THE EXPIRATION DATE, THE THIRD SUPPLEMENTAL INDENTURE (AS DEFINED BELOW) MAY, AT THE COMPANY'S SOLE DISCRETION, BE EXECUTED AND DELIVERED AT SUCH PRIOR DATE. HOLDERS (AS DEFINED BELOW) WHO WISH TO CONSENT AND RECEIVE THE CONSENT PAYMENT (AS DEFINED BELOW) SHOULD MAIL (BY REGISTERED OR CERTIFIED MAIL), HAND DELIVER OR SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENTS (AS DEFINED BELOW) TO THE TRUSTEE AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. CONSENTS MAY BE REVOKED AT ANY TIME PRIOR TO THE DATE ON WHICH THE TRUSTEE RECEIVES AN OFFICERS' CERTIFICATE FROM THE COMPANY CERTIFYING THAT THE REQUISITE CONSENTS HAVE BEEN RECEIVED (THE "CONSENT DATE"). IF THE
CONDITIONS TO THE EFFECTIVENESS OF THE PROPOSED AMENDMENTS ARE SATISFIED, INCLUDING THE RECEIPT BY THE COMPANY OF THE REQUISITE CONSENTS, HOLDERS WHO DO NOT DELIVER A PROPERLY COMPLETED CONSENT PRIOR TO THE EXPIRATION DATE
NONETHELESS WILL BE ENTITLED TO RECEIVE A CONSENT PAYMENT AND WILL BE BOUND BY THE PROPOSED AMENDMENTS IF THEY BECOME EFFECTIVE.
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         Marketing Specialists Corporation, formerly known as Merkert American
Corporation (the "Company") is soliciting (the "Solicitation") consents (the "Consents") of Holders of its 101A% Senior Subordinated Notes due 2007 (the "Notes") to proposed amendments (the "Proposed Amendments") to the Indenture governing the Notes, dated as of December 19, 1997 (the "Indenture"), between the Company and Chase Bank of Texas National Association (formerly Texas
Commerce Bank National Association), as trustee (the "Trustee"). The Company assumed the Notes pursuant to the First Supplemental Indenture, dated August 18, 1999, executed in connection with the merger of Richmont Marketing Specialists Inc. ("Richmont Marketing"), the original issuer of the Notes, with and into the Company on August 18, 1999 (the "Merger"). Pursuant to the Second Supplemental Indenture, dated as of October 13, 1999, by and among the Company, Paul Inman Associates, Inc. ("Paul Inman"), the Existing Guarantor Subsidiaries (as defined therein) and the Trustee, executed in connection with the acquisition of Paul Inman by the Company, Paul Inman unconditionally guaranteed all of the Company's obligations under the Indenture on the terms and subject to the considerations set forth therein. The Company is seeking Consents to the Proposed Amendments from Holders to (i) permit the Company to refinance its existing senior credit facility with $85.0 million of senior secured credit facilities, including both a term loan and a revolving credit facility, (ii) enable the Company and its Restricted Subsidiaries to engage in additional Sale/Leaseback Transactions (as defined in Section 1.01 of the Indenture), (iii) permit the Company and its Restricted Subsidiaries to Incur
(as defined in Section 1.01 of the Indenture) additional Indebtedness (as defined in Section 1.01 of the Indenture) not otherwise permitted by the Indenture in an amount not to exceed $10.0 million, (iv) permit the Company and its Restricted Subsidiaries to Incur additional Indebtedness in an amount not to exceed $20.0 million in connection with the acquisition of all of the outstanding capital stock of The Sales Force Companies, Inc. ("Sales Force"),
(v) restrict the ability of the Company and its Restricted Subsidiaries to Incur any Assumed Deferred Obligations (as defined below) unless such Assumed Deferred Obligations are expressly subordinated in right of payment to the Notes, and
(vi) restrict the ability of the Company and its Restricted Subsidiaries to Incur Indebtedness in connection with any acquisition without receiving cash capital contributions or cash proceeds from sale of Capital Stock (as defined in Section 1.01 of the Indenture) of the Company in an amount equal to such Indebtedness. The purpose and effect of the Solicitation and the Proposed Amendments are more fully described herein under "Summary-Background" and "The Proposed Amendments."

         In the event that certain conditions described below are satisfied, including the receipt by the Company of the valid and unrevoked Consents of Holders of at least a majority in aggregate principal amount of the Notes outstanding on the Record Date ("the Requisite Consents"), the Company will make a payment in cash in an amount equal to $20.00 per $1,000 of principal amount of Notes (a "Consent Payment") to each Holder. No Consent Payment will be made to the Holders unless the Requisite Consents are received by the Company prior to the Expiration Date and not duly revoked. See "The Solicitation-Conditions of the Solicitation" and "-Consent Payments."

         Consents will not be effective unless completed in accordance with the instructions set forth herein and in the accompanying form of Consent and returned to the Trustee at its address set forth on the back cover page of this Consent Solicitation Statement prior to 5:00 P.M., New York City time, on the Expiration Date. If the conditions to the effectiveness of the Proposed Amendments are satisfied, including the receipt by the Company of the Requisite Consents, Holders who do not deliver a properly completed Consent prior to the Expiration Date nonetheless will be entitled to receive a Consent Payment and will be bound by the Proposed Amendments if they become effective. Notes should not be tendered or delivered in connection with the Solicitation.
         For purposes of the Solicitation, the term "Holder" means a registered holder of Notes as reflected in the records of the Trustee, as registrar under the Indenture, as of the close of business on March 17, 2000 (the "Record Date").

                              ---------------------

                 The Solicitation Agent for the Solicitation is:
                             CHASE' SECURITIES INC.

        The Date of this Consent Solicitation Statement is March 27, 2000




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

         The Solicitation is being made upon the terms and subject to the conditions in this Consent Solicitation Statement and the accompanying form of Consent. Only Holders or any person who holds a proxy substantially in the form included with the form of Consent, duly executed by a Holder (a "Duly Designated Proxy"), will be eligible to consent to the Proposed Amendments and receive the Consent Payment or revoke any Consent previously given by such Holder. Persons who purchase an interest in the Notes after the Record Date must obtain a proxy from the Holder of such Notes in order to consent to the Proposed Amendments or to revoke a Consent previously given.

         Any beneficial owner of an interest in the Notes held of record on the Record Date by The Depository Trust Company ("DTC"), or its nominees, through authority granted by DTC may direct the participant in DTC (a "DTC Participant") through which such beneficial owner's Notes are held on the Record Date to execute, on such beneficial owner's behalf, or may obtain a proxy from such DTC Participant and execute directly, as if such beneficial owner were a Holder, a Consent with respect to Notes beneficially owned by such beneficial owner on the date of execution. Accordingly, such beneficial owners are urged to contact the person responsible for their account to obtain a valid proxy or to direct a Consent to be signed on their behalf with respect to their Notes.

         Adoption of the Proposed Amendments requires the valid and unrevoked Consent of Holders of at least a majority in aggregate principal amount of the Notes outstanding on the Record Date (the "Requisite Consents"). At the close of business on the Record Date, $100.0 million aggregate principal amount of the Notes was outstanding. Following the receipt by the Trustee of an Officers' Certificate certifying that the Requisite Consents have been received, the Company, its Restricted Subsidiaries and the Trustee may, at the Company's sole discretion, execute and deliver the Third Supplemental Indenture to the Indenture (the "Third Supplemental Indenture") containing the Proposed Amendments. The Third Supplemental Indenture will become effective upon such execution, the substantially concurrent purchase from the Company by MS Acquisition Limited of $10.0 million of common stock of the Company, the receipt by the Holders of the Consent Payment and the satisfaction of conditions to such effectiveness as set forth in the Indenture and the Third Supplemental Indenture. The Third Supplemental Indenture will be binding upon each Holder, regardless of whether or not such Holder delivered its Consent. In addition, the Company's obligation to pay the Consent Payments to Holders is conditioned upon, among other things, the (i) receipt of the Requisite Consents by the Company prior to the Expiration Date and such Requisite Consents not being duly revoked,
(ii) execution, delivery and continued effectiveness of the Third Supplemental Indenture, (iii) substantially concurrent refinancing of the Company's existing senior credit facility, and (iv) substantially concurrent purchase from the Company by MS Acquisition Limited of common stock of the Company for $10.0 million.

         Regardless of whether the Proposed Amendments become effective, the Notes will continue to be outstanding in accordance with all other terms of the Notes and the Indenture. The changes sought to be effected by the Proposed Amendments will not alter the Company's obligation to pay the principal of or interest on the Notes or alter the stated interest rate or maturity date of the Notes.



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

         The Solicitation will expire at 5:00 P.M., New York City time, on March 30, 2000, unless extended for a specified period or on a daily basis until the Requisite Consents have been received. If the Trustee receives an Officers' Certificate certifying that the Requisite Consents have been received on any date prior to the Expiration Date, the Third Supplemental Indenture may, at the Company's sole discretion, be executed and delivered at such prior date. Consent with respect to a particular interest in the Notes may be revoked by a Holder of such interest at any time up to, but will become irrevocable upon, the Consent Date. Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, the Company reserves the right to extend, amend or terminate the Solicitation at any time.

         HOLDERS WHO WISH TO CONSENT TO THE PROPOSED AMENDMENTS AND RECEIVE THE CONSENT PAYMENT SHOULD MAIL, HAND DELIVER OR SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENTS TO THE TRUSTEE AT THE ADDRESS SET FORTH ON THE BACK COVER HEREOF PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. HOLDERS SHOULD NOT TENDER OR DELIVER THEIR NOTES IN CONNECTION WITH THE SOLICITATION.

         THIS CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF CONSENT IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH A SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. The Company is not aware of any jurisdiction in which the making of the Solicitation is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the making of the Solicitation would not be in compliance with applicable law, it will make a good faith effort to comply with such law. If after such good faith effort, the Company cannot comply with such law, Consents will not be solicited from Holders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Solicitation to be made by a licensed broker or dealer, the Solicitation will be deemed to be made on behalf of the Company by the Solicitation Agent or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         If any person receiving this Consent Solicitation Statement has sold or transferred its Notes prior to the Record Date, this Consent Solicitation Statement and the documents delivered with it should be passed on to the person through whom such sale or transfer was effected for transmission to the purchaser or transferee.

         This Consent Solicitation Statement is solely for the purpose of the Solicitation. Neither the Solicitation nor the delivery of this Consent Solicitation Statement constitutes an offering for the Notes or any other security of the Company, and this Consent Solicitation Statement may not be used for such purposes or in connection with the purchase or sale of any securities, including, without limitation, the Notes.

                                ----------------



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

                                TABLE OF CONTENTS

Available Information...................................................................6
Forward-Looking Statements..............................................................7
Summary.................................................................................9
The Proposed Amendments................................................................17
Risk Factors...........................................................................30
The Solicitation.......................................................................33
Certain U.S. Federal Income Tax Consequences...........................................41
Exhibit A: Proposed Amendments to the Indenture Governing the 101A% Senior
       Subordinated Notes Due 2007.....................................................A-1



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

                              AVAILABLE INFORMATION

         The Company currently files reports and other information with the U.S. Securities and Exchange Commission (the "Commission"). Such reports and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet website at http://www.sec.gov that contains reports and other information. There is a time delay between the Company's filings with the Commission and the availability of the filing through the Commissions website. The filings may be available through a number of alternative service bureaus.

         For information about the Company, Holders are referred to the documents, in their entirety or sections thereof, filed by the Company with the Commission, which are available for inspection and copies of which should be obtainable in the manner set forth above, including the following (the "Documents"):

                  (a) The section entitled "Risk Factors" set forth in the Company's Registration Statement on Form S-1 (File No. 333-53419) filed May 22, 1998, as amended;

                  (b) The section entitled "Risk Factors" set forth in the Company's Definitive Proxy Statement on Form 14A (File No. 000-24667) filed July 9, 1999;

                  (c) The sections entitled "Risk Factors" and "Description of the Notes" set forth in Richmont Marketing Specialists Inc.'s Registration Statement on Form S-4 (File No. 333-74261) filed on March 11, 1999, as amended, and the Prospectuses contained therein; (d) The Company's Annual Report on Form 10-K for the year ended December 31, 1998;

                  (e) The Company's Quarterly Report filed on Form 10-0 for the quarter ended September 30, 1999;

                  (f) The Company's Quarterly Report filed on Form 10-Q for the quarter ended June 30, 1999;

                  (g) Richmont Marketing Specialists Inc.'s Quarterly Report on Form 10-0 for the quarter ended June 30, 1999;

                  (h) The Company's Quarterly Report Filed on Form 10-Q for the quarter ended March 31, 1999;



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

                  (i) The Company's Current Report Filed on Form 8-K on March 10, 2000;

                  (j) The Company's Current Report Filed on Form 8-K on February 3, 2000;

                  (k) The Company's Current Report filed on Form 8-K on February 1, 2000;

                  (1) The Company's Current Report filed on Form 8-K on January 13, 2000; and

                  (m) The Company's Current Report filed on Form 8-K on March 24, 2000.

         All information appearing in this Consent Solicitation Statement is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the Documents.

         The Company will provide without charge to each person to whom this Consent Solicitation Statement is delivered, upon request of such person, copies of the Indenture and the form of the Third Supplemental Indenture, and the Documents (not including exhibits to such Documents). Written or telephone requests for such copies should be directed to the Information Agent at its address or telephone number set forth on the back cover page of this Consent Solicitation Statement.

         Statements made in this Consent Solicitation Statement concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                           FORWARD-LOOKING STATEMENTS

         This Consent Solicitation Statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by safe harbors created thereby. Holders are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, our ability to continue building the Company's business, our ability to diversify our services and customers, the ability to obtain necessary supplies, the ability to make projected capital expenditures, and the ability to achieve projected quarterly results, as well as general market conditions, competition, and pricing. All statements, other than statements of historical facts, included or incorporated by reference in this Consent Solicitation Statement that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement such strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success as well as other statements which include words such as "anticipate," "believe," "plan,"



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

"estimate," "expect," and "intend" and other similar expressions, constitute forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. These forward-looking statements speak only as of the date hereof. None of the Company or any subsidiary of the Company undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on certain assumptions and analyses made by the Company in light of its experience which the Company believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including general economic, market or business conditions, the other factors enumerated above, and others many of which are beyond the control of the Company. Consequently, all forward-looking statements made or incorporated by reference in this Consent Solicitation Statement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

         The delivery of this Consent Solicitation Statement shall not under any circumstances create any implication that the information contained in this Consent Solicitation Statement is correct as of any time subsequent to the date hereof or that there has been no change in the information contained in this Consent Solicitation Statement or in the affairs of the Company or its subsidiaries since the date hereof.

         Questions concerning the Solicitation should be directed to the Solicitation Agent, and requests for additional copies of this Consent Solicitation Statement or the Consent should be directed to the Information Agent, in each case at their respective addresses and telephone numbers set forth on the back cover page of this Consent Solicitation Statement.

         No person (including the Solicitation Agent, the Trustee and the Information Agent) has been authorized to give any information or make any representations in connection with the Solicitation other than as expressly set forth in this Consent Solicitation Statement and in the form of Consent. Any information or representations not set forth in this Consent Solicitation Statement, in a supplement hereto or in the form of Consent are not authorized and should not be relied upon.



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

                                     SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the information appearing elsewhere in this Consent Solicitation Statement and Exhibit A hereto and the information contained in the Documents filed by the Company with the Commission. Capitalized terms used below that are not defined in this Consent Solicitation Statement shall have the meanings assigned to them in the Indenture unless otherwise indicated.

THE COMPANY

         Marketing Specialists Corporation is one of the largest food brokers in the United States. The Company sells and markets grocery and consumer products on behalf of manufacturers and coordinates the execution of manufacturers' marketing programs with retailers and wholesalers.

BACKGROUND

         Pursuant to an Agreement and Plan of Merger dated as of April 28, 1999, as amended on July 8, 1999, Richmont Marketing, the original issuer of the Notes, was merged with and into the Company (formerly known as Merkert American Corporation) on August 18, 1999. At the effective time of the Merger, the separate corporate existence of Richmont Marketing ceased and each issued and outstanding share of Richmont Marketing common stock was converted into the right to receive shares of common stock of the Company. Prior to the Merger, Richmont Marketing issued $100.0 million aggregate principal amount of 101/8% Senior Subordinated Notes due 2007 pursuant to the Indenture. In connection with the Merger, the Company assumed Richmont Marketing's obligations under the Indenture and the Notes pursuant to a Supplemental Indenture dated August 18, 1999. The Indenture contains certain restrictive covenants, including, among others, limitations on incurrence of indebtedness.

RECENT DEVELOPMENTS

         On October 13, 1999, the Company acquired all of the outstanding capital stock of Paul Inman for approximately $12.2 million. Paul Inman is a full-service food broker with operations in Michigan, Indiana, Ohio and Illinois. For the twelve months ended September 30, 1999, Paul Inman had revenues of approximately $18.0 million and a net loss of approximately $0.5 million. As of September 30, 1999, Paul Inman had total assets of approximately $6.4 million and stockholders' equity of approximately $4.5 million. In connection with the acquisition of Paul Inman by the Company, the Second Supplemental Indenture was entered into as of October 13, 1999 by and among the Company, Paul Inman, the Existing Guarantor Subsidiaries (as defined therein) and the Trustee. Pursuant to the Second Supplemental Indenture, Paul Inman unconditionally guaranteed all of the Company's obligations under the Notes and Indenture on the terms and subject to the considerations set forth therein.

         On January 7, 2000, MS Acquisition Ltd., the Company's largest shareholder, purchased approximately 1.6 million shares of common stock of the Company at a price of $3.17 per share, for an aggregate purchase price of $5.0 million. The funds have been used to provide an additional source of capital for the Company's ongoing operations and to provide the Company with additional liquidity.

         On January 27, 2000, Marketing Specialists Sales Company, a wholly-owned subsidiary of the Company ("MSSC"), acquired the assets of Johnson-Lieber, Inc. ("Johnson-Lieber") for approximately $3.0 million in cash, $9.24 million in promissory notes subordinated to MSSC's guaranty of the Notes (which are to be paid in equal payments over 108 months without interest) and the assumption of certain car and office leases. Johnson-Lieber is a full-service food brokerage firm with operations in Washington, Oregon, Montana and Alaska. For the year ended December 31, 1999, Johnson-Lieber had revenues of approximately $11.7 million and net income of approximately $0.1 million.

         On March 2, 2000, MSSC executed a stock purchase agreement with Sales Force to purchase all the issued and outstanding capital stock of Sales Force for approximately $21.8 million. The purchase price, including certain adjustments anticipated at closing, will be paid in cash of approximately $5 million, assumed debt of approximately $8.1 million and $12.2 million in new non-interest bearing promissory notes subordinated in right of payment to the Notes which are to be paid in equal installments over 28 quarters (the present value of which is approximately $8.7 million discounted at 101A%, the interest rate borne by the Notes). For the year ended December 31, 1999, Sales Force's revenues were approximately $32 million and net income was approximately $1.2 million. As of December 31, 1999, Sales Force had total assets of approximately $11.2 million, and total stockholders' equity of approximately $0.9 million.

         For the fourth quarter of fiscal 1999, the Company had revenues of approximately $107.0 million and a net loss of approximately $3.4 million.

PURPOSE AND EFFECT OF THE CONSENT SOLICITATION

         The Company is seeking Consents to (i) permit the Company to refinance its existing senior credit facility with $85.0 million of senior secured credit facilities, including both a $35.0 million term loan and a $50.0 million revolving credit facility, (ii) enable the Company and its Restricted Subsidiaries to engage in additional Sale/Leaseback Transactions (as defined in Section 1.01 of the Indenture), (iii) permit the Company and its Restricted Subsidiaries to Incur (as defined in Section 1.01 of the Indenture) additional Indebtedness (as defined in Section 1.01 of the Indenture) not otherwise permitted by the Indenture in an amount not to exceed $10.0 million, (iv) permit the Company and its Restricted Subsidiaries to Incur additional Indebtedness in an amount not to exceed $20.0 million in connection with the acquisition of all of the outstanding capital stock of Sales Force, (v) restrict the ability of the Company and its Restricted Subsidiaries to Incur any Assumed Deferred Obligations (as defined below) unless such Assumed Deferred Obligations are expressly subordinated in right of payment to the Notes, and (vi) restrict the ability of the Company and its Restricted Subsidiaries to Incur Indebtedness in connection with any acquisition after the effective date of the Proposed Amendments without receiving cash capital contributions or cash proceeds from sale of Capital Stock of the Company in an amount equal to such Indebtedness. The proceeds from the new secured credit facilities will be used to replace the existing $25.0 million revolving credit facility and to reduce the existing term loan from approximately $43.0 million to $35.0 million. If adopted, the Proposed



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

Amendments would provide the Company with additional financial and operational flexibility and assist the Company in its goal of establishing a national brokerage company with coast to coast coverage but restrict its ability to consummate additional acquisitions.

         If the Proposed Amendments become effective, the Company intends to (i) refinance its existing senior credit facility by entering into a Second Amended and Restated Credit Agreement among the Company and First Union National Bank, as agent (the "First Union Credit Facility") and entering into a new revolving credit facility pursuant to a credit agreement among the Company, certain of its subsidiaries and The Chase Manhattan Bank, as agent (the "New Chase Revolver," and together with the First Union Credit Facility the "New Senior Credit Facility"), (ii) enter into Sale/Leaseback Transactions with respect to certain properties owned by the Company located in Canton, Massachusetts and Charlotte, North Carolina (which together will result in the Incurrence by the Company of approximately $14.6 million of Attributable Debt), and (iii) acquire all of the outstanding capital stock of Sales Force and Incur Indebtedness in an amount not to exceed $20.0 million in connection therewith (through both the issuance of promissory notes subordinated in right of payment to the Notes and the assumption of debt of Sales Force). If the Proposed Amendments become effective, the Company will consummate the Equity Investment (as defined below).

         In connection with the Solicitation, MS Acquisition Ltd., the largest stockholder of the Company, has agreed to purchase from the Company an additional $10.0 million of common stock for a per share purchase price equal to $2.50 (the "Equity Investment"). After giving effect to the Equity Investment, MS Acquisition Ltd. will beneficially own approximately 48.5% the voting power of the capital stock of the Company. The effectiveness of the Proposed Amendments are conditioned on, among other things, the substantially concurrent consummation of the Equity Investment.

         Absent the adoption of the Proposed Amendments and the consummation of the transactions described herein, including the Equity Investment and the refinancing of the Existing Credit Facility, the Company believes that its ability to fund working capital would be significantly limited, it would lack sufficient liquidity, and its ability to complete its national coverage strategy would be significantly impaired.

CONDITIONAL TRANSACTIONS

         The effectiveness of the Third Supplemental Indenture is conditioned upon the substantially concurrent consummation of the Equity Investment, the receipt by the Holders of the Consent Payment and the satisfaction of conditions to such effectiveness as set forth in the Indenture and the Third Supplemental Indenture. In addition, the Company's obligation to pay the Consent Payments to Holders is conditioned upon, among other things, the (i) receipt of the Requisite Consents by the Company prior to the Expiration Date and such Requisite Consents not being duly revoked, (ii) execution, delivery and continued effectiveness of the Third Supplemental Indenture, (iii) substantially concurrent refinancing of the Company's existing senior credit facility, and
(iv) substantially concurrent purchase from the Company by MS Acquisition Ltd. of $10.0 million of common stock of the Company. The Equity Investment is conditioned upon the substantially concurrent effectiveness of the Third Supplemental Indenture and the substantially concurrent refinancing of the Company's Existing Credit Facility by the New Senior Credit Facility. The refinancing of the Existing Credit Facility by the New Senior Credit Facility is conditioned, among other things, upon the substantially concurrent effectiveness of the Third Supplemental Indenture.

                                THE SOLICITATION

The Proposed Amendments..............   The Company is seeking Consents from
                                        Holders to the Proposed Amendments in
                                        order to:

                                        o  permit the Company to refinance its
                                           existing senior credit facility with
                                           $85.0 million of senior secured
                                           credit facilities, including both a
                                           term loan and revolving credit
                                           facility;

                                        o  enable the Company and its Restricted
                                           Subsidiaries to engage in additional
                                           Sale/Leaseback Transactions;

                                        o  permit the Company and its Restricted
                                           Subsidiaries to Incur additional
                                           Indebtedness not otherwise permitted
                                           by the Indenture in an amount not to
                                           exceed $10.0 million;

                                        o  permit the Company and its Restricted
                                           Subsidiaries to Incur additional
                                           Indebtedness in an amount not to
                                           exceed $20.0 million in connection
                                           with the acquisition of all of the
                                           outstanding capital stock of Sales
                                           Force;

                                        o  restrict the ability of the Company
                                           and its Restricted Subsidiaries to
                                           Incur any Assumed Deferred
                                           Obligations unless such Assumed
                                           Deferred Obligations are expressly
                                           subordinated in right of payment to
                                           the Notes; and

                                        o  restrict the ability of the Company
                                           and its Restricted Subsidiaries to
                                           incur Indebtedness in connection with
                                           an acquisition without receiving cash
                                           capital contributions or cash
                                           proceeds from the sale of Capital
                                           Stock of the Company in an amount
                                           equal to such Indebtedness.

Consent Payment......................   In the event that certain conditions
                                        described below are satisfied, including the receipt by the Company of the Requisite Consents prior to the
                                        Expiration Date which are not duly
                                        revoked, the Company will make a payment in cash in an amount equal to $20.00 per $1,000 of principal amount of Notes to each Holder. See "-Conditions of the Solicitation."

Record Date .........................   At the close of business in New York on
                                        March 17, 2000.

Expiration Date......................   5:00 p.m. New York City time on
                                        March 30, 2000, unless extended by the
                                        Company, in its sole discretion.

Requisite Consents...................   Adoption of the Proposed Amendments
                                        requires the valid and unrevoked Consent of Holders of at least a majority in aggregate principal amount of the Notes outstanding on the Record Date. As of the Record Date, $100.0 million aggregate principal amount of the Notes was outstanding. Accordingly, the
                                        Proposed Amendments must be approved by
                                        the Holders of more than $50.0 million
                                        aggregate principal amount of the Notes.

Conditions of the Solicitation.......   Following the receipt by the Trustee of
                                        an Officers' Certificate from the
                                        Company certifying that the Requisite
                                        Consents have been received, the Company and the Trustee may, at the Company's sole discretion, execute and deliver the Third Supplemental Indenture containing the Proposed Amendments. The Third
                                        Supplemental Indenture will become
                                        effective upon such execution, the
                                        substantially concurrent consummation of the Equity Investment, the receipt by the Holders of the Consent Payment and the satisfaction of conditions to such effectiveness as set forth in the Indenture and the Third Supplemental
                                        Indenture. The Third Supplemental
                                        Indenture will be binding upon each
                                        Holder, regardless of whether or not
                                        such Holder delivered its Consent. In
                                        addition, the Company's obligation to
                                        pay the Consent Payments to Holders is
                                        conditioned upon, among other things,
                                        the (i) receipt of the Requisite
                                        Consents by the Company prior to the
                                        Expiration Date and such Requisite
                                        Consents not being duly revoked, (ii)
                                        execution, delivery and continued
                                        effectiveness of the Third Supplemental
                                        Indenture, (iii) substantially
                                        concurrent refinancing of the Company's
                                        existing senior credit facility, and
                                        (iv) substantially concurrent purchase
                                        from the Company by MS Acquisition Ltd.
                                        of $10.0 million of common stock of the
                                        Company.

How to Consent.......................   See "The Solicitation-Consent
                                        Procedures" and "-How to Consent.

Revocation of Consent................   A Consent may be revoked by the Holder
                                        granting such Consent if the Trustee
                                        receives a properly completed and
                                        executed written notice of revocation
                                        before the Consent Date. A Consent
                                        becomes irrevocable upon the Consent
                                        Date

Consequences to Non-Consenting
     Holders.........................   At such time as the Proposed Amendments
                                        become operative, all then current
                                        Holders, including non-consenting
                                        Holders, and all subsequent Holders,
                                        will be bound by the Proposed
                                        Amendments. If the Proposed Amendments
                                        are approved through the receipt of the
                                        Requisite Consents and become operative,
                                        Holders who do not timely consent to the Proposed Amendments nonetheless will be eligible to receive the Consent Payment and the Proposed Amendments will be binding upon them.

Solicitation Agent; Information
     Agent...........................   Any questions regarding the Solicitation
                                        may be directed to the Solicitation
                                        Agent at the telephone number and
                                        address set forth on the back cover page of this Consent Solicitation Statement.
                                        Requests for assistance or additional
                                        copies of this Consent Solicitation
                                        Statement and the form of Consent may be directed to the Information Agent at the telephone number and address set forth on the back cover page of this Consent
                                        Solicitation Statement.

Certain U.S.  Federal Income Tax
     Consequences ...................   For a summary of certain U.S. federal
                                        income tax consequences to Holders of
                                        the receipt of Consent Payments pursuant to the Solicitation and the adoption of the Proposed Amendments, see "Certain
                                        U.S. Federal Income Tax Consequences."

Risk Factors ........................   Prior to delivering a Consent, Holders
                                        should carefully consider the risk
                                        factors described under the caption
                                        "Risk Factors" in this Consent
                                        Solicitation Statement, the Company's
                                        Registration Statement on Form S-1 (File
                                        No. 333-53419), filed May 22, 1998, as
                                        amended and its Definitive Proxy
                                        Statement on Form 14A (File No.
                                        000-24667) filed July 9, 1999 and
                                        Richmont Marketing Specialists Inc.'s
                                        Registration Statement on Form S-4 (File
                                        No. 333-74261) filed on March 11, 1999,
                                        as amended.

                                        The Company cannot predict the effect,
                                        if any, that the Proposed Amendments
                                        would have on the market price of the
                                        Notes. The Proposed Amendments could
                                        increase the credit risks with respect
                                        to the Company, adversely affect the
                                        market price of the Notes, or otherwise
                                        be materially adverse to the interests
                                        of the Holders. See "Risk Factors."

                             THE PROPOSED AMENDMENTS

         The description of the terms of the Indenture and the Proposed Amendments set forth below is only a summary and is qualified in its entirety by reference to (i) the terms of the Indenture as currently in effect, which are incorporated herein by reference, and (ii) the relevant provisions of the Indenture as proposed to be amended by the Proposed Amendments which is set forth in Exhibit A to this Consent Solicitation Statement. Holders should carefully review this entire Consent Solicitation Statement and Exhibit A hereto before granting a Consent.

A.       REFINANCING OF COMPANY'S EXISTING CREDIT FACILITY

                  The Company is currently a party to an Amended and Restated Credit Agreement, dated December 18, 1998, as amended and restated August 18, 1999, among the Company and First Union National Bank, as agent (the "Existing Credit Facility"). The Existing Credit Facility refinanced, in part, the Former Chase Facility (as defined below) at the effective time of the Merger on August 18, 1999. The Former Chase Facility provided for a revolving credit facility with a maximum borrowing capacity of $25.0 million. The Existing Credit Facility provides for a term loan of $50.0 million and a revolving credit facility with a maximum borrowing capacity of $25.0 million. The Indebtedness attributable to the term loan portion of the Existing Credit Facility was Incurred pursuant to Section 4.03(a) of the Indenture at the time of the merger of Richmont Marketing, the original issuer of the Notes, with the Company. The Indebtedness attributable to the revolving credit facility was subsequently Incurred pursuant to
         Section 4.03(b)(i) of the Indenture. As of the effective time of the Merger, the Existing Credit Facility had outstanding borrowings under the revolving credit facility of approximately $11.1 million and the Former Chase Facility had no outstanding borrowings. As of March 15, 2000, the Existing Credit Facility had outstanding borrowings under the revolving credit facility of approximately $17.3 million, plus an outstanding letter of credit in the amount of approximately $1.1 million which secures the Company's rental payment obligations for its corporate headquarters in Dallas. In addition, the outstanding balance of the term loan was approximately $43.0 million.

                  The borrowings of the Company under the Existing Credit Facility are secured by a lien on substantially all of the Company's and its subsidiaries tangible and intangible property. In addition, the Company's obligations under the Existing Credit Facility are jointly and severally guaranteed by all of the Company's operating subsidiaries.

         NEW FIRST UNION CREDIT FACILITY

                  The Company proposes to become a party to a Second Amended and Restated Credit Agreement among the Company and First Union National Bank, as agent (the "New First Union Credit Facility"). The New First Union Credit Facility will consist of a two-year, secured $35.0 million term loan. The Company will pay commitment and other fees of approximately $1.0 million in connection with obtaining the New First Union Credit Facility. Funds advanced under the New First Union Credit Facility will be used to partially refinance outstanding amounts under the Existing Credit Facility and to pay certain transaction costs.

                  The New First Union Credit Facility will be secured by a lien on substantially all of the Company's and its subsidiaries' tangible and intangible property. In addition, the New First Union Credit Facility will be jointly and severally guaranteed by all current and future subsidiaries of the Company. Interest is payable on the New First Union Credit Facility at a rate based on one of two customary interest rates plus an additional interest margin of 375 or 500 basis points, as applicable.

                  The New First Union Credit Facility requires the Company to comply with various affirmative and negative covenants, including, among others: (i) the maintenance of certain financial ratios, (ii) restrictions on additional indebtedness, (iii) restrictions on liens, guarantees, dividends and the disposition of assets and (iv) restrictions on certain mergers, consolidations, and acquisitions. The New First Union Credit Facility contains customary events of default, including cross-default provisions relating to the Notes.

                  In connection with the New First Union Credit Facility, the Company will issue to an affiliate of First Union detachable warrants to purchase up to 4.0% of the Company's common stock on a fully-diluted basis. The exercise price of the warrants will be nominal, and the warrants will be exercisable at any time after the second anniversary of the issuance of the warrants.

                  Before the effective date of the Proposed Amendments, the letter of credit outstanding under the Existing Credit Facility will be replaced by a $1.1 million letter of credit issued for the account of Richmont Capital Partners I, L.P. ("RCPI"), the general partner of MS Acquisition Ltd., the Company's largest shareholder. The Company will in turn issue to RCPI a reimbursement note subordinated in right of payment to the Notes in the amount of the letter of credit. The promissory note will become payable if the letter of credit is drawn.

         NEW CHASE REVOLVER

                  The Company also proposes to become a party to a Credit Agreement among the Company, certain of its subsidiaries and The Chase Manhattan Bank, as agent (the "New Chase Revolver", and together with the New First Union Credit Facility, the "New Senior Credit Facility"). The New Chase Revolver will consist of a two-year, senior secured $50 million revolving line of credit, subject to a borrowing base equal to a specified percentage of eligible receivables. The Company will pay commitment and other fees of approximately $700,000 in connection with obtaining the New Chase Revolver. Funds advanced under the New Chase Revolver will be used by the Company to repay a portion of outstanding amounts under the Existing Credit Facility, to partially finance the acquisition of Sales Force, to finance the Company's working capital and capital expenditure requirements in the ordinary course of business, and to pay fees and expenses relating to the closing of the New Chase Revolver. The New Chase Revolver contains customary events of default, including cross-default provisions relating to the Notes.

                  The New Chase Revolver will be secured by a first priority security interest in cash, cash equivalents, accounts receivable and inventory of the Company and certain of its subsidiaries and proceeds thereof but not in any asset that is the proceeds of equipment, fixtures, real estate, intellectual property or the stock of subsidiaries. In addition, Paul Inman, Bromar, Inc. and MSSC will be co-borrowers under the New Chase Revolver, jointly and severally liable for all borrowings and other related obligations thereunder. Interest is payable on the New Chase Revolver at a rate based on one of two customary interest rates plus an additional interest margin ranging from 150 to 350 basis points. The applicable margin is determined based on certain financial ratios of the Company.

                  The New Chase Revolver requires the Company to comply with various affirmative and negative covenants, including, among others:
         (i) the maintenance of certain financial ratios, (ii) restrictions on additional indebtedness, (iii) restrictions on liens, guarantees, dividends and the disposition of assets and (iv) restrictions on certain mergers, consolidations, and acquisitions.

                  Amounts borrowed under the New Chase Revolver will be guaranteed by RCPI, subject to a maximum guaranty amount of $10 million. The RCPI guaranty will be released by the lenders if the Company achieves $40 million of EBITDA for the nine-month period ended December 31, 2000 or if the Company achieves $50 million of EBITDA during any subsequent twelve-month period.

         PROPOSED AMENDMENTS

                  1. LIMITATION ON INDEBTEDNESS-BANK INDEBTEDNESS
                     (SECTION 4.03(b)(i))

                  Section 4.03(a) of the Indenture restricts the ability of the Company and its Restricted Subsidiaries (as defined in Section 1.01 of the Indenture) to incur Indebtedness (as defined in Section 1.01 of the Indenture). Section 4.03(b)(i) of the Indenture permits the Company to Incur Bank Indebtedness (as defined in Section 1.01 of the Indenture) or Indebtedness pursuant to any other revolving credit, term loan or working capital financings in an aggregate principal amount not to exceed the greater of $25.0 million and the Borrowing Base (as defined in Section 1.01 of the Indenture) in effect from time to time. The Proposed Amendments would amend the $25.0 million limitation to provide for an $85.0 million limitation. The $85.0 million limitation for
         Section 4.03(b)(i) as set forth in the Proposed Amendments is the maximum borrowing that would be available to the Company under the New Senior Credit Facility. The purpose of the Proposed Amendment is to permit the Company to refinance the Existing Credit Agreement and to provide for an increase in the amount of permitted Indebtedness thereunder under the terms of the Indenture.

                  The full text of the proposed clause (i) of Section 4.03(b) of the Indenture, marked to indicate changes from the existing provision, is set forth in Exhibit A hereto.

                  2. LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
                     SUBSIDIARIES (SECTION 4.05)

                  Section 4.05 of the Indenture restricts the ability of the Company or any Restricted Subsidiary to create or permit to exist any restriction on the ability of a Restricted Subsidiary, among other things, to (x) make loans or advances to the Company or (y) transfer any of its property or assets to the Company, subject to certain exceptions. Among the permitted exceptions are restrictions that were created under agreements that were in effect when the Notes were originally issued, or under agreements constituting Refinancing Indebtedness (as defined in Section 1.01 of the Indenture). Encumbrances or restrictions created under the Existing Senior Credit Facility fall within such exceptions and are permitted by the Indenture. The New Senior Credit Facility described above contains various negative covenants, including restrictions on the ability of the Company and its Restricted Subsidiaries to make intercompany loans and transfer assets. The Proposed Amendments would amend Section 4.05(i) of the Indenture to permit the restrictions that will be imposed on the Company and its Restricted Subsidiaries by the New Senior Credit Facility.

                  The full text of the proposed amendment to clause (i) of
         Section 4.05 of the Indenture, marked to show changes from the existing provision, is set forth in Exhibit A hereto.

                  3. DEFINITIONS OF CREDIT AGREEMENT AND SENIOR CREDIT DOCUMENTS
                     (SECTION 4.03(b)(i))

                  Section 1.01 of the Indenture defines "Credit Agreement" as the credit agreement dated as of October 14, 1997, as amended and restated as of the Closing Date (as defined in Section 1.01 of the Indenture) and as further amended, restated, waived or otherwise modified from time to time, among the Company and The Chase Manhattan Bank, as agent (the "Former Chase Facility"). The Former Chase Facility was in place at the time the Notes were issued in 1997, but was subsequently refinanced by the Existing Credit Facility. The Proposed Amendments would amend the definition of Credit Agreement in the Indenture to refer to the New Senior Credit Facility, which refinances the Company's Existing Credit Facility, which refinanced the Former Chase Facility at the effective time of the Merger. The purpose of this Proposed Amendment is to permit the Company to refinance the total borrowings under the New Senior Credit Facility, if necessary, through Refinancing Indebtedness (as defined in Section 1.01 of the Indenture), since the term Bank Indebtedness used in Section 4.03(b)(i) refers to the definition of Credit Agreement.

                  The full text of the proposed definition of "Credit Agreement," marked to indicate changes from the existing definition, is set forth in Exhibit A hereto.

                  In addition, Section 1.01 of the Indenture defines "Senior Credit Documents" by reference to the Former Chase Facility as described above. The Proposed Amendment would amend the definition of Senior Credit Documents in the Indenture to properly refer to documents executed and delivered by the Company or its subsidiaries in connection with the New Senior Credit Facility.

                  The full text of the proposed definition of "Senior Credit Documents," marked to indicate changes from the existing definition, is set forth in Exhibit A hereto.

B.       LIMITATION ON INDEBTEDNESS-ATTRIBUTABLE DEBT (SECTION 4.03(b)(VIII))

                  On February 17, 2000 Bromar, Inc., ("Bromar") an indirect wholly owned subsidiary of the Company, sold to RCPI Office Properties, LLC, ("RCPI Office Properties") an affiliate of MS Acquisition Ltd., real property comprising 25,112 square feet, owned by the Company. The property, located in Phoenix, Arizona, was sold for a purchase price of approximately $2.4 million. The Company has entered into a one-year lease with RCPI Office Properties to lease the property at a base monthly rent of $20,414.17. The Company Incurred Attributable Debt (as defined in Section 1.01 of the Indenture) of approximately $0.2 million pursuant to the Sale/Leaseback of this property under Section 4.03(b)(viii) of the Indenture.

                  On February 17, 2000 Bromar sold to RCPI Office Properties real property comprising 37,350 square feet, owned by the Company and located in Orange County, California, for a purchase price of approximately $4.9 million. The Company has entered into a four-year lease with RCPI Office Properties to lease the property at a base monthly rent of $37,350.00. The Company Incurred Attributable Debt of approximately $1.7 million pursuant to the Sale/Leaseback of this property under Section 4.03(b)(viii) of the Indenture.

                  The terms of the Sale/Leaseback transactions consummated by the Company were on terms no less favorable than could have been obtained in arms-length dealings with a third party, and were unanimously approved by the Company's Board of Directors.

                  In addition to the consummated Sale/Leaseback Transactions described above, the Company intends to sell two buildings and the real estate connected thereto, comprising 91,000 square feet, located in Canton, Massachusetts for an anticipated sales price of approximately $9.0 million (the "Canton Sale/Leaseback"). The Company plans to leaseback 48,000 square feet of the property for a period of approximately seven years. The Company intends to Incur Attributable Debt of approximately $5.9 million in connection with such transaction. The Company is currently marketing the property but has yet to accept an offer. There can be no assurance that the Company can consummate this transaction at all or on the terms described herein.

                  The Company also intends to sell two buildings and the real estate connected thereto, comprising 99,700 square feet, located in Charlotte, North Carolina for an anticipated sales price of approximately $8.3 million (the "Charlotte Sale/Leaseback," and together with the Canton Sale/Leaseback, the "Proposed Sale/Leaseback Transactions"). The Company plans to leaseback 84,000 square feet of the property for a ten-year term. The Company intends to Incur Attributable Debt of approximately $8.7 million in connection with such transaction. A letter of intent to purchase the property was entered into on February 21, 2000 and the Company expects the closing to occur on or before May 1, 2000. Pursuant to a settlement agreement reached in December of 1999 between the Company and Curtis L. Rogers, as representative of the former shareholders of Rogers-American Company, Inc., $2.5 million of the anticipated proceeds must be paid to the former shareholders of Rogers-American Company, Inc. Rogers-American Company, Inc. was acquired by the Company in December 1998. There can be no assurance that the Company can consummate this transaction at all or on the terms described herein.

         PROPOSED AMENDMENTS

                  Section 4.14 of the Indenture prohibits the Company and its Restricted Subsidiaries from entering into any Sale/Leaseback Transaction (as defined in Section 1.01 of the Indenture) unless (i) the Company is entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 4.03 of the Indenture, (ii) the Company is entitled to create a Lien (as defined in Section 1.01 of the Indenture) on such property securing the Attributable Debt without equally and ratably securing the Securities (as defined in Section 1.01 of the Indenture) pursuant to Section 4.03 of the Indenture, (iii) the net cash proceeds received by the Company in connection with the Sale/Leaseback Transaction are at least equal to the fair market value of such property, and (iv) the transfer of such property is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.06 of the Indenture (Limitation on Sales of Assets and Subsidiary Stock). The Proposed Sale/Leaseback Transactions would comply with clauses (ii) through (iv) of the immediately preceding sentence and therefore the Company is only seeking a consent to amend
         Section 4.03(b)(viii) of the Indenture with respect to such Proposed Sale/Leaseback Transactions. Section 4.03(b)(viii) of the Indenture permits the Company and its Restricted Subsidiaries to Incur Attributable Debt in connection with a Sale/Leaseback Transaction, as well as to Incur Purchase Money Indebtedness (as defined in Section
         1.01 of the Indenture) and Indebtedness relating to Capitalized Lease Obligations (as defined in Section 1.01 of the Indenture) in an aggregate amount not to exceed $2.0 million at any time outstanding. The Proposed Amendments would increase the amount of Indebtedness related to Purchase Money Indebtedness, Capitalized Lease Obligations and Attributable Debt permitted under this Section 4.03(b)(viii) from $2.0 million to $18.0 million at any time outstanding. The purpose of the Proposed Amendments is to permit the Company to effectuate additional Sale/Leaseback Transactions, including, without limitation, the Proposed Sale/Leaseback Transactions.

                  The full text of the proposed clause (viii) of Section 4.03(b) of the Indenture, marked to indicate changes from the existing provision, is set forth in Exhibit A hereto.

C. LIMITATION ON INDEBTEDNESS-GENERAL INDEBTEDNESS (SECTION 4.03(b)(IX) AND (b)(x))

                  On January 18, 1999, MSSC acquired the assets of C.H. Belt and Associates, Inc., a full-service food brokerage firm operating in Southern California and Las Vegas,

         Nevada ("C.H. Belt"), for approximately $600,000 in cash and assumed indebtedness. Approximately $500,000 of Indebtedness associated with the C.H. Belt acquisition was Incurred pursuant to Section 4.03(b)(ix) of the Indenture. For the year ended December 31, 1999, C.H. Belt had revenues of approximately $1,079,400 and a net loss of approximately $17,200. As of December 31, 1999, C.H. Belt had total assets of approximately $568,900 and total stockholders' deficit of approximately $169,900.

                  As of April 30, 1999, MSSC purchased the stock of Timmons-Sheehan, Inc. d/b/a The Sell Group-Minneapolis, a full-service brokerage firm operating in the Minneapolis region ("Timmons-Sheehan"), for approximately $1.7 million in cash and $2.7 million in non-interest bearing promissory notes subordinated in right of payment to the Notes. Approximately $2.8 million of Indebtedness associated with the Timmons-Sheehan acquisition was Incurred pursuant to Section 4.03(b)(ix) of the Indenture. For the year ended December 31, 1999, Timmons-Sheehan had revenues of approximately $5.7 million and a net loss of $150,000. As of December 31, 1999, Timmons-Sheehan had total assets of approximately $1.1 million and total stockholders' equity of approximately $41,400.

                  On January 27, 2000, MSSC acquired the assets of Johnson-Lieber, a full-service food brokerage firm operating in Washington, Alaska, Oregon and Montana, for approximately $3 million in cash and $9.2 million in promissory notes subordinated in right of payment to the Notes which are to be paid in 108 equal monthly installments, the total present value of which is $5.5 million, and the assumption of certain car and office leases. Approximately $9.2 million of Indebtedness associated with the Johnson-Lieber acquisition was Incurred pursuant to Section 4.03(b)(ix) of the Indenture. For the year ended December 31, 1999, Johnson-Lieber had revenues of approximately $11.7 million and net income of approximately $0.1 million.

                  The Company will, before the effective date of the Proposed Amendments, issue to RCPI a $1.1 million reimbursement note subordinated in right of payment to the Notes. The note is in respect of a letter of credit, issued for the account of RCPI, which secures certain of the Company's leasehold obligations. The promissory note will become payable if the letter of credit is drawn. This Indebtedness will be Incurred by the Company pursuant to Section 4.03(b)(ix) of the Indenture.

         PROPOSED AMENDMENTS

                  Section 4.03 of the Indenture restricts the ability of the Company and its Restricted Subsidiaries to Incur Indebtedness. Section 4.03(b)(ix) of the Indenture permits the Company to Incur Indebtedness other than Indebtedness permitted to be Incurred pursuant to Section 4.03(a) of the Indenture or any other clause of Section 4.03(b) of the Indenture in an aggregate principal amount on the date of the Incurrence that, when added to all other Indebtedness Incurred pursuant to Section 4.03(b)(ix) and then outstanding does not exceed $15.0 million.

                  The Proposed Amendments would amend Section 4.03(b)(ix) of the Indenture to provide that Section 4.03(b)(ix) would only apply to Indebtedness Incurred prior to the effective date of the Proposed Amendments.

                  The full text of the proposed clause (ix) of Section 4.03(b) of the Indenture, marked to indicate changes from the existing provision, is set forth in Exhibit A hereto.

                  In addition, the Proposed Amendments would amend Section 4.03(b) to add a clause (x) which would permit the Company to Incur Indebtedness on or after the effective date of the Proposed Amendments (other than Indebtedness permitted to be Incurred pursuant to Section 4.03(a) of the Indenture or pursuant to any other clause of Section 4.03(b) of the Indenture) in an aggregate principal amount on the date of the Incurrence that, when added to all other Indebtedness Incurred pursuant to Section 4.03(b)(x) and then outstanding, does not exceed $10.0 million.

                  The full text of the proposed clause (x) of Section 4.03(b) of the Indenture, marked to indicate changes from the existing provision, is set forth in Exhibit A hereto.

                  In connection with the Proposed Amendment to Section 4.03(b)(x), the Company is also seeking to amend Section 4.03(c) of the Indenture to provide that any deferred obligations of any entity (other than Sales Force.) acquired by the Company or any Restricted Subsidiary which are assumed by the Company or a Restricted Subsidiary, in reliance on Section 4.03(b) must be subordinated in right of payment to the Notes. See "Limitation on Indebtedness-Subordination of Assumed Deferred Obligations" below for a more complete description of this proposal.

D.       LIMITATION ON INDEBTEDNESS-SALES FORCE ACQUISITION
         (SECTION 4.03(b)(XI))

                  Pursuant to a stock purchase agreement, dated as of March 2, 2000, MSSC has agreed to purchase all the issued and outstanding capital stock of Sales Force. Sales Force is an Indiana corporation operating in Illinois, Wisconsin, Minnesota, Missouri, Iowa, Oklahoma, North Dakota, Nebraska and Kansas. The purchase price, including certain adjustments described below, will be paid as follows: cash of $5.0 million; assumed debt of approximately $8.5 million; and promissory notes subordinated in right of payment to the Notes in an amount not to exceed $11.5 million (determined in accordance with generally accepted accounting principles). The purchase price is subject to adjustment, either upward or downward, if, at the closing, the: (i) long-term liabilities; (ii) present value of the off-balance-sheet liabilities; (iii) working capital; or (iv) unrestricted cash, of Sales Force is more or less than certain threshold amounts. In addition, the Purchase Price will be increased by $2.2 million if within one year following the closing, MSSC, or any affiliate of MSSC, is appointed to represent certain principals and the annualized commission revenues resulting from such appointment exceeds a minimum amount. The closing of the Sales Force acquisition is subject to the satisfaction or waiver of certain conditions set forth in the purchase agreement. Under certain conditions, if the acquisition does not close on or prior to April 14, 2000, Sales

         Force has the right to terminate the purchase agreement and to receive a termination fee of $500,000.

         PROPOSED AMENDMENTS

                  Section 4.03 of the Indenture restricts the ability of the Company and its Restricted Subsidiaries to Incur Indebtedness, including Indebtedness Incurred in connection with acquisitions. The Proposed Amendments would amend Section 4.03(b) to provide for a clause
         (xi) which would permit the Company to Incur Indebtedness in an amount not to exceed $20.0 million in connection with Mass's acquisition of all of the outstanding capital stock of Sales Force. The purpose of the Proposed Amendments is to permit the Company to consummate the acquisition of Sales Force.

                  The full text of the proposed clause (xi) of Section 4.03(b) of the Indenture is set forth in Exhibit A hereto.

E. LIMITATION ON INDEBTEDNESS-SUBORDINATION OF ASSUMED DEFERRED OBLIGATIONS (SECTION 4.03(c))

                  In connection with acquisition by the Company or its Restricted Subsidiaries of the capital stock, assets or operations of other entities, the Company or its Restricted Subsidiaries may assume certain obligations of the entities being acquired. See "Limitation on Indebtedness-General Indebtedness Basket" for a description of the Company's recent and pending acquisitions.

         PROPOSED AMENDMENTS

                  Section 4.03 of the Indenture restricts the ability of the Company and its Restricted Subsidiaries to Incur Indebtedness, including Indebtedness Incurred in connection with acquisitions.
         Section 4.03(c) of the Indenture restricts the ability of the Company to Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness (as defined in Section 1.01 of the Indenture). Section 4.03(c) also restricts the ability of the Company to Incur Deferred Obligations unless such Deferred Obligations are expressly subordinated in right of payment to the Notes.

                  The Proposed Amendments would amend Section 4.03(c) to provide that the Company may not Incur any Assumed Deferred Obligations (as defined) unless such Assumed Deferred Obligations are expressly subordinated in right of payment to the Notes. The Proposed Amendments would not be applicable to Assumed Deferred Obligations Incurred in connection with the Sales Force Acquisition. The purpose of the Proposed Amendments is to restrict the ability of the Company to Incur Assumed Deferred Obligations in connection with acquisitions by the Company or its Restricted Subsidiaries, and to ensure that any Assumed Deferred Obligations Incurred are junior in right of payment to the Notes.

                  The full text of the Proposed Amendments to clause (c) of
         Section 4.03 of the Indenture, marked to indicate changes from the existing provision, is set forth in Exhibit A hereto.

                  In connection with the Proposed Amendment to Section 4.03(c), the Proposed Amendments would also amend Section 1.01 to provide for a definition of Assumed Deferred Obligations. Pursuant to the Proposed Amendments, "Assumed Deferred Obligations" would mean, with respect to an entity acquired by the Company or any Restricted Subsidiary, any Indebtedness of that entity issued to the employees of, stockholders of, or the holders of an equivalent equity interest in, any other entity previously acquired by the entity being acquired by the Company or Restricted Subsidiary, as the case may be.

                  The full text of the proposed definition of "Assumed Deferred Obligations" is set forth in Exhibit A hereto.

F. LIMITATION ON INDEBTEDNESS-INCURRENCE OF INDEBTEDNESS IN CONNECTION WITH ACQUISITIONS (SECTION 4.03(c))

                  In connection with acquisitions by the Company or its Restricted Subsidiaries of the capital stock, assets or operations of other entities, the Company or its Restricted Subsidiaries may, subject to Section 4.03, Incur Indebtedness as a result of such acquisitions or may assume certain obligations of the entities being acquired. See "Limitation on Indebtedness-General Indebtedness" for a description of the Company's recent and pending acquisitions.

         PROPOSED AMENDMENTS

                  Section 4.03 of the Indenture restricts the ability of the Company and its Restricted Subsidiaries to Incur Indebtedness, including Indebtedness Incurred in connection with acquisitions.

                  The Proposed Amendments would amend Section 4.03(c) to provide that, after the effective date of the Proposed Amendments, the Company may not incur any Indebtedness (including Deferred Obligations and Assumed Deferred Obligations) pursuant to Section 4.03(b) in connection with the acquisition of any Person by the Company or any Restricted Subsidiary unless substantially concurrent with such Incurrence, the Company receives cash capital contributions or cash proceeds from the sale of Capital Stock (other than Disqualified Stock (as defined in
         Section 1.01 of the Indenture)) in an amount equal to such Indebtedness. The Proposed Amendments to Section 4.03(c) would not be applicable to the Incurrence of Indebtedness in connection with the acquisition of Sales Force, or to Indebtedness consisting of Purchase Money Indebtedness, Attributable Debt and Capitalized Lease Obligations which is otherwise permitted by clause (viii) of Section 4.03(b). The Proposed Amendments would not be applicable to Indebtedness Incurred pursuant to Section 4.03(a). The purpose of the

         Proposed Amendments is to restrict the ability to Incur additional Indebtedness in connection with acquisitions by the Company.

                  The full text of the Proposed Amendments to clause (c) of
         Section 4.03 of the Indenture, marked to indicate changes from the existing provision, is set forth in Exhibit A hereto.

G.       LIMITATION ON RESTRICTED PAYMENTS-NET CASH PROCEEDS
         (SECTION 4.04(a)(C)(2))

                  Section 4.04(a) limits the ability of the Company and its Restricted Subsidiaries to make Restricted Payments (as defined in
         Section 4.04(a) of the Indenture). Section 4.04(a) provides that the Company and its Restricted Subsidiaries may not make a Restricted Payment if (A) a Default (as defined in Section 1.01 of the Indenture) shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of additional Indebtedness under Section 4.03(a) of the Indenture or (C) the aggregate amount of such Restricted Payment and all other Restricted Payments would exceed the sum of (1) 50% of Consolidated Net Income (as defined in Section 1.01 of the Indenture) accrued during the period from the Closing Date (as defined in Section
         1.01 of the Indenture) to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are then available, (2) the aggregate Net Cash Proceeds (as defined in Section 1.01 of the Indenture) received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Closing Date, (3) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) to an employee stock ownership plan or other trust subsequent to the Closing Date, (4) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange of any Indebtedness of the Company or its Restricted Subsidiaries issued subsequent to the Closing Date and convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, and (5) the amount equal to the net reduction in Investments (as defined in Section 1.01 of the Indenture) in Unrestricted Subsidiaries (as defined in Section 1.01 of the Indenture) resulting from the payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries not to exceed, in the case of an Unrestricted Subsidiary, the amount of Investments previously made by the Company in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments or the sale, liquidation or repayment of any such Investment in Unrestricted Subsidiaries, in an amount not to exceed the lesser of (x) the net cash proceeds received by the Company or any Restricted Subsidiary in connection with such sale, liquidation or repayment, and (y) the initial amount of such Investment, which amount was included in the calculation of the amount of Restricted Payments.

                  The Proposed Amendments would amend Section 4.04(a)(C)(2) to provide that the Net Cash Proceeds resulting from the Equity Investment or the sale of Capital Stock in connection with the Incurrence of acquisition-related Indebtedness (as described under the heading "Limitation of Indebtedness-Incurrence of Indebtedness in Connection with Acquisitions") would not constitute Net Cash Proceeds for the purposes of determining whether a Restricted Payment may be made.

                  The full text of the proposed amendment to Section 4.04(a)(C)(2), marked to indicate changes from the existing provision, is set forth in Exhibit A hereto.

                  THE COMPANY CANNOT PREDICT THE EFFECT, IF ANY, THAT THE PROPOSED AMENDMENTS WOULD HAVE ON THE MARKET PRICE OF THE NOTES. THE PROPOSED AMENDMENTS COULD INCREASE THE CREDIT RISKS WITH RESPECT TO THE COMPANY, ADVERSELY AFFECT THE MARKET PRICE OF THE NOTES, OR OTHERWISE BE MATERIALLY ADVERSE TO THE INTERESTS OF THE HOLDERS.

                            PRO FORMA CAPITALIZATION

         The following sets forth a historical and pro forma capitalization table of the Company. The pro forma column gives effect to (i) total borrowings of $56.1 under the New Senior Credit Facility, with $28.9 in remaining borrowing capacity, (ii) the purchase of $10.0 million of common stock of the Company by MS Acquisition Ltd., (iii) the acquisition of approximately 1.6 million shares of common stock of the Company by MS Acquisition Ltd. on January 7, 2000 for $5.0 million, (iv) the acquisition of Johnson-Lieber, Inc., (v) the acquisition of Sales Force and (vi) the February 17, 2000 consummation of Sale/Leaseback Transactions relating to Bromar's properties located in Phoenix, Arizona and Orange County, California. The pro forma column does not give effect to the anticipated Sale/Leaseback Transactions relating to the Company's properties located in Canton, Massachusetts and Charlotte, North Carolina and the related Attributable Debt that would be Incurred pursuant thereto or to any Indebtedness that may be Incurred pursuant to the proposed clause (x) of Section 4.03(b).

                                                   AS OF DECEMBER 31, 1999
                                                   -----------------------
                                                 ACTUAL             PRO FORMA
                                                 ------             ---------
                                                    (DOLLARS IN MILLIONS)

Revolving Credit Facility(1)...................    $  20.3           $   21.1
Term Loan                                             43.8               35.0
Mortgage.......................................       12.9               12.9
Acquisition Obligations........................       98.0              118.8
Other..........................................        8.2                8.2
10-1/8% Sr. Sub. Notes.........................      100.0              100.0
                                                   -------           --------
Total Debt.....................................      283.2              296.0
Shareholders' Equity...........................      118.2              136.2
                                                   -------           --------
Total Capitalization...........................    $ 401.4           $  432.2
                                                   =======           ========

-------------
(1) Following the refinancing of the revolving credit facility, the new revolving credit facility will provide for borrowings of up to $50 million.

                                  RISK FACTORS

         Holders of Notes should carefully consider, in addition to the other information set forth in this Consent Solicitation Statement and in the accompanying form of Consent, the following factors before marking and returning a Consent.

SUBSTANTIAL AND INCREASED LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

         The Company has significant debt service obligations. Such obligations will increase as a result of the incurrence of additional indebtedness in connection with the Proposed Amendments. As of December 31, 1999, the Company had aggregate outstanding long term indebtedness of approximately $228.0 million, and stockholders' equity equal to approximately $118.0 million. After giving effect to G) borrowings of $33.0 million under the New Senior Credit Facility, with $17.0 million in remaining borrowing capacity, (ii) the purchase of $10.0 million of common stock of the Company by MS Acquisition Ltd., (iii) the acquisition of approximately 1.6 million shares of common stock of the Company by MS Acquisition Ltd. on January 7, 2000, (iv) the acquisition of Johnson-Lieber, (v) the acquisition of Sales Force, (vi) the February 17, 2000, consummation of Sale/Leaseback Transactions relating to Bromar's properties located in Phoenix, Arizona and Orange County, California, as if they had occurred as of December 31, 1999, the Company would have had aggregate outstanding long term indebtedness of approximately $257.9 million and stockholders' equity equal to approximately $136.2 million. In addition, the Proposed Amendments will permit the Company and its Restricted Subsidiaries to Incur additional Indebtedness of $10.0 million and engage in additional Sale/Leaseback Transactions resulting in Attributable Debt in an amount not to exceed $18.0 million. The Company may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness, including the Indenture.

         The Company's high degree of leverage could have important consequences to Holders, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital expenditures, debt service requirements, acquisition, general corporate purposes and other purposes may be materially limited or impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes, including its operations and future business opportunities; (iii) certain of the Company's borrowings, including borrowings under the New Senior Credit Facility, will be at variable rates of interest, exposing the Company to the risk of fluctuating interest rates; (iv) the indebtedness outstanding under the New Senior Credit Facility will be secured by a lien on substantially all the assets of the Company and will mature prior to the maturity of the Notes; (v) the Company's flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited by its leveraged position and the covenants contained in its debt instruments, thus putting the Company at a competitive disadvantage; and (vi) the Company may be vulnerable in a downturn in general economic conditions or in its business or be unable to carry out capital spending that is important to its growth and productivity improvement programs.

         The Company will be required to make scheduled principal payments under the New Senior Credit Facility prior to maturity of the Notes. The Company's ability to make scheduled payments or to refinance its obligations with respect to its indebtedness, including the Notes, will depend on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control, including interest rates and increased operating costs. There can be no assurance that the Company will maintain a level of cash flows from operations sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness, including the Notes.

         If the Company's cash flow and capital reserves are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance its indebtedness, including the Notes. There can be no assurance that any such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. The Indenture restricts, and the New Senior Credit Facility will restrict, the Company's ability to sell assets and use the proceeds therefrom. There can be no assurance as to the ability of the company to consummate such sales or to obtain the proceeds which the company could realize therefrom or that such proceeds would be adequate to meet the obligations then due.

         In the event that the Company is unable to generate sufficient cash flow and the Company is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on its indebtedness, or if the Company otherwise fails to comply with the various covenants in the instruments governing such indebtedness (including covenants in the Indenture and the New Senior Credit Facility) the Company could be in default under the terms of agreements governing such indebtedness, including the Indenture and the New Senior Credit Facility. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable together with accrued and unpaid interest, the lenders under the New Senior Credit Facility could elect to terminate their commitments thereunder and the Company could be forced into bankruptcy or liquidation. Any default under the agreements governing the indebtedness of the Company could have a significant adverse effect on the Company's ability to pay principal, premium, if any, and interest on the Notes and on the market value of the Notes.

         Absent the adoption of the Proposed Amendments and the consummation of the transactions described herein, including the Equity Investment and the refinancing of the Existing Credit Facility, the Company believes that its ability to fund working capital would be significantly limited, it would lack sufficient liquidity, and its ability to complete its national coverage strategy would be significantly impaired.

FRAUDULENT TRANSFER AND PREFERENCE CONSIDERATIONS

         The incurrence of the Consent Payments are subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy case or a lawsuit by or on behalf of creditors of the Company. Under these statutes, if a court were to find that, at the time the

Consent Payments were made, the Company (i) was insolvent, (ii) was rendered insolvent by reason of the Consent Payments, (iii) was engaged in a business transaction for which the remaining assets of the Company constituted unreasonably small capital, or (iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, such court may be asked to void the Consent Payments (in whole or in part) as a fraudulent conveyance and require that Holders who receive Consent Payments pursuant to the Solicitation and in certain cases their transferees, turn over to the Company's trustee in bankruptcy or to the Company as a debtor in possession, for the benefit of the Company's creditors, such Consent Payments. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction the law of which is being applied. Generally, however, the Company would be considered insolvent if the fair value of its assets was less than the amount of its liabilities or if it incurred debts beyond its ability to repay such debts as they mature.

         The Company believes that it will be solvent at the time of the Consent Payments, will be able to repay its debts as they mature following Consent Payments and will have sufficient capital to carry on its business.

         Separate and apart from any fraudulent transfer risk, the Consent Payments may also be subject to challenge as preference payments under the federal bankruptcy laws if such payments (i) are determined to have been made on account of antecedent debt, (ii) are made within 90 days (or one year, if the relevant recipient is an insider of the Company) prior to a bankruptcy filing by or against the Company, (iii) are made when the Company is insolvent and (iv) permit the relevant recipient to receive more than it otherwise might receive in a Chapter 7 liquidation under the bankruptcy laws. If such payment were deemed to be a preference, such payment could be recovered by the Company's trustee in the bankruptcy or the Company as a debtor in possession, and the recipients whose payments were recovered would be entitled to have claims against the Company.

EFFECTS OF THE PROPOSED AMENDMENTS

         If the Requisite Consents are received to enable the Company to consummate the refinancing of its Existing Senior Credit Facility, additional Sale/Leaseback Transactions, the incurrence of an additional $10.0 million of Indebtedness and acquisition of Sales Force, and the Third Supplemental Indenture is executed, certain of the principal restrictive covenants contained in the Indenture will be amended, thereby enabling the refinancing of its Existing Senior Credit Facility, additional Sale/Leaseback Transactions, the incurrence of an additional $10.0 million of Indebtedness and the acquisition of Sales Force to be consummated. The Indenture, as so amended, will continue to govern the terms of the Notes. The amended covenants and other provisions will permit the Company to, among other things, incur indebtedness, engage in the additional Sale/Leaseback Transactions and make the acquisition of Sales Force, which would otherwise not have been permitted pursuant to the Indenture. It is possible that such actions will increase the credit risk with respect to the Company faced by Holders. See "-Substantial and Increased Leverage; Ability to Service Indebtedness."

                                THE SOLICITATION

         Holders and beneficial owners of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the Proposed Amendments.

GENERAL

         Following the receipt by the Trustee of an Officers' Certificate certifying that the Requisite Consents have been received, the Company and the Trustee may, at the Company's sole discretion, execute and deliver the Third Supplemental Indenture containing the Proposed Amendments. The Third Supplemental Indenture will become effective upon such execution, the concurrent consummation of the Equity Investment, and the satisfaction of conditions to such effectiveness as set forth in the Indenture and the Third Supplemental Indenture. The Third Supplemental Indenture will be binding upon each Holder, regardless of whether or not such Holder delivered its Consent. If the Solicitation is terminated for any reason, the Consents will be voided, no Consent Payments will be made, and the Proposed Amendments will not become effective.

         Participation in the Solicitation is voluntary, and Holders and beneficial owners of the Notes should consider carefully whether to consent to the Proposed Amendments.

         Consents are being solicited by the Company. The Company has retained Chase Securities Inc. (the "Solicitation Agent") to aid in the solicitation of Consents, including, but not limited to, soliciting Consents from brokerage firms, banks, nominees, custodians and fiduciaries. The Company has also retained Georgeson Shareholder Communications Inc. (the "Information Agent") to provide information in connection with the Solicitation.

REQUISITE CONSENTS

         Adoption of the Proposed Amendments requires the valid and unrevoked Consent of Holders of at least a majority in aggregate principal amount of Notes outstanding on the Record Date. As of the Record Date, $100.0 million aggregate principal amount of Notes was outstanding. Accordingly, the Proposed Amendments must be approved by the Holders of more than $50.0 million aggregate principal amount of the Notes.

         The Company may, in its sole discretion, execute and deliver the Third Supplemental Indenture, subject to the terms and conditions set forth herein, as soon as is practicable after the receipt by the Trustee of an Officers' Certificate certifying that the Requisite Consents have been received. However, the Company reserves the right to delay execution and delivery of the Third Supplemental Indenture until such time following the receipt by the Trustee of an Officers' Certificate certifying that the Requisite Consents have been received as the Company deems appropriate.

         The failure of a Holder to deliver a Consent will have the same effect as if such Holder had voted "Against" the Proposed Amendments.

FAILURE TO OBTAIN REQUISITE CONSENTS

         In the event the Requisite Consents are not received or the Solicitation is terminated for any reason, no Consent Payments will be made and the Proposed Amendments will not become effective.

RECORD DATE

         Registered Holders as of the close of business on the Record Date (March 17, 2000) will be entitled to notice of, and Holders will be entitled to consent to, the Proposed Amendments.

CONSENT PAYMENTS

         In the event that certain conditions described below, including receipt by the Company of the Requisite Consents prior to the Expiration Date which have not been duly revoked, are satisfied, the Company will make a Consent Payment to each Holder or its Duly Designated Proxy, as further described below. The Consent Payment will be in cash in an amount equal to $20.00 per $1,000 of principal amount of Notes held by such Holder on the Record Date. No interest will accrue or be payable on Consent Payments.

         Each Holder or Duly Designated Proxy will be eligible to receive the Consent Payment. Holders or Duly Designated Proxies who do not timely vote in favor of the Proposed Amendments, Holders or Duly Designated Proxies whose Consents to the Proposed Amendments are timely revoked as aforesaid and Holders or Duly Designated Proxies who vote against the Proposed Amendments will still receive the Consent Payment and the Proposed Amendments with respect to such Notes, if it becomes effective, will be binding on them and any transferee thereof. The Consent Payment will only be paid if the Company receives the Requisite Consents prior to the Expiration Date and such Consents have not been duly revoked.

         The Company's obligation to make Consent Payments to Holders is contingent upon, among other things, the (i) receipt of the Requisite Consents by the Company prior to the Expiration Date and such Requisite Consents not being revoked, (ii) execution, delivery and continued effectiveness of the Third Supplemental Indenture, (iii) substantially concurrent refinancing of the Company's Existing Senior Credit Facility and (iv) substantially concurrent purchase from the Company by MS Acquisition Ltd. of common stock of the Company for $10.0 million. Consent Payments will be made promptly after the satisfaction of such conditions by check mailed to the respective addresses of the Holders entitled to receive Consent Payments as such addresses appear on records maintained by the Trustee as of the Record Date or to such other person designated in the Special Payment Instructions box in the form of Consent. Payment will not be made through DTC.

CONSENT PROCEDURES

         This Consent Solicitation Statement and the form of Consent are being sent to all Holders. Only Holders (or their Duly Designated Proxies) may execute and deliver a Consent.

A beneficial owner of Notes who is not the Holder of such Notes (e.g., a beneficial owner whose Notes are recorded in the name of a nominee such as a brokerage firm) and who wants to consent to the Proposed Amendments and receive a Consent Payment must either (i) arrange for the Holder to execute the Consent and deliver it to the Trustee on such beneficial owner's behalf or (ii) obtain a proxy duly executed by the Holder authorizing the beneficial owner to execute and deliver to the Trustee the Consent with respect to the Notes on behalf of such Holder. A form of proxy that may be used for such purpose is included with the form of Consent.

         "DTC Participants" (i.e., brokers, banks and other financial institutions that participate through DTQ, rather than DTC or its nominee, must execute the form of Consent. The Company anticipates that DTC or its nominee will execute an omnibus proxy in favor of DTC Participants holding such Notes, which will authorize each such DTC Participant to consent to the Proposed Amendments with respect to the principal amount of Notes shown as beneficially owned by such DTC Participant on the books of DTC on the Record Date.

         Any beneficial owner of Notes held of record on the Record Date by DTC or its nominee, through authority granted by DTC, may direct the DTC Participant through which such beneficial owner's Notes are held in DTC on the Record Date to execute, on such beneficial owner's behalf, or may obtain a proxy from such DTC Participant and execute directly as if such beneficial owner were a Holder, the Consent with respect to Notes beneficially owned by such beneficial owner on the date of execution.

         Any Holder or Duly Designated Proxy will be entitled to receive the Consent Payment upon the satisfaction of all conditions relating thereto, including receipt of the Requisite Consents, whether or not such Holder thereafter transfers to another person the Notes to which the Consent relates. A Consent, if effective, will be binding on any transferee(s) whether or not any notation with respect to the Consent is made on the Notes relating to such Consent. If a Holder or Duly Designated Proxy desires to transfer the right to receive the Consent Payment to any transferee of the Notes, such Holder or Duly Designated Proxy may complete the applicable provision for directing payment in the form of Consent.

HOW TO CONSENT

         All forms of Consent that are properly completed, executed and delivered to the Trustee before 5:00 RM., New York City time, on the Expiration Date and not revoked before the Consent Date will be given effect in accordance with the specifications thereof. Holders (or their Duly Designated Proxies) who desire to consent to the Proposed Amendments should mark the FOR box on the form of Consent and complete, sign, and date such form of Consent included herewith and mail, hand deliver, or send by overnight courier or facsimile (confirmed by physical delivery) their properly completed and executed Consent to the Trustee at its address listed on the back cover page hereof and on the form of Consent, all in accordance with the instructions contained herein and therein. IF NONE OF THE BOXES ON THE CONSENT IS CHECKED, BUT THE CONSENT IS OTHERWISE PROPERLY COMPLETED AND EXECUTED, THE HOLDER WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSED AMENDMENTS. The method of delivery of the Consent and all other required documents to the Trustee is at the election and risk of the Holders and, except as otherwise provided in the form of Consent, delivery will be deemed made only when actually received by the Trustee. If such delivery is by mail, it is recommended that the Holder use registered mail with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. FORMS OF CONSENT SHOULD BE DELIVERED TO THE TRUSTEE, AND NOT TO THE COMPANY, THE INFORMATION AGENT OR THE SOLICITATION AGENT. HOWEVER, THE COMPANY RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY THE COMPANY, THE INFORMATION AGENT OR THE SOLICITATION AGENT. IN NO EVENT SHOULD A HOLDER TENDER OR DELIVER NOTES IN CONNECTION WITH THE SOLICITATION.

         A form of Consent must be executed by a Holder in exactly the same manner as such Holder's name appears on the certificates for the Notes or on a security position listing as the owner of the Notes. If Notes to which the Consent relates are held of record by two or more joint holders, all such Holders must sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total principal amount of Notes recorded in the name of such Holder, the Holder must list the serial numbers (or other information sufficient to enable the Trustee to identify such Notes) and principal amount of Notes recorded in the name of such Holder to which the Consent relates. If Notes are recorded in different names, separate forms of Consent must be executed by each such Holder. If a Consent is executed by a person other than the Holder, then it must be accompanied by a proxy or an appropriate power of attorney in a form satisfactory to the Company and the Trustee, in each case duly executed by the Holder.

         Pursuant to Section 9.04 of the Indenture, until the Proposed Amendments becomes effective, a Consent to the Proposed Amendments by a Holder is a continuing consent by that Holder and every subsequent registered holder of such Note or portion thereof that evidences the same debt as the consenting Holder's Note, even if notation of the Consent is not made on any such Note. However, any such Holder or subsequent holder may revoke the Consent as to his Note or portion thereof prior to the Expiration Date by following the procedures for revoking Consent described in "Revocation of Consent" below.

         The record ownership of a Note shall be proved by the Trustee. All questions as to the validity, form, and eligibility (including time of receipt) for Consent Payments and acceptance or revocation of Consents with respect to Notes will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be required by the Trustee concerning proof of execution and ownership. The Company reserves the absolute right to reject any or all forms of Consent or revocations that are not in proper form or the acceptance of which could, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the right, subject to such final review as the Trustee requires for proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular forms of Consents or revocations. Unless waived, any defects or irregularities in connection with deliveries of forms of Consents or revocations must be cured within such time as the Company shall determine. None of the Company, any of its affiliates, the Solicitation Agent, the Information Agent, the Trustee or any other person shall be under any duty to give any notification of any such defects, irregularities, or waiver, nor shall any of them incur any liability for failure to give such notification. The Company's interpretation of the terms and conditions of this Solicitation shall be conclusive and binding.

EXPIRATION DATE; EXTENSION; AMENDMENTS

         The Term "Expiration Date" means 5:00 P.M., New York City time, on March 30, 2000, unless the Company, in its sole discretion, extends the period during which the Solicitation is open, in which event the term "Expiration Date" means the latest time and date to which the Solicitation is extended. If the Trustee receives an Officers' Certificate certifying that the Requisite Consents have been received on any date prior to the Expiration Date, the Third Supplemental Indenture may, at the Company's sole discretion, be executed and delivered at such prior date. The Company reserves the right to extend the Solicitation at any time and from time to time, whether or not the Requisite Consents have been received, by giving oral (confirmed in writing) or written notice to the Trustee no later than 9:00 A.M., New York City time, on or before the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicably by notice thereof by press release or other public announcement (or by written notice to Holders). Such announcement or notice may state that the Company is extending the Solicitation for a specified period of time or on a daily basis until 5:00 P.M., New York City time, on the date on which the Requisite Consents have been received.

         The Company expressly reserves the right for any reason (i) to terminate the Solicitation at any time (whether or not the Requisite Consents have been received) by giving oral (confirmed in writing) or written notice of such termination to the Trustee and (ii) not to extend the Solicitation beyond the Expiration Date whether or not the Requisite Consents have been received by such date. Any such action by the Company will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to Holders). If the Solicitation is terminated by the Company, for any reason, all Consents will be voided, no Consent Payments will be made and the Proposed Amendments will not be effected.

         The Company expressly reserves the right to modify at any time or from time to time, the terms of the Solicitation (including, without limitation, modifying the amount or form of consideration to be paid to Holders delivering Consents) and the Proposed Amendments in any manner it deems necessary or advisable. If the Company delivers (i) an Officers' Certificate to the Trustee in accordance with the terms of the Indenture certifying that, and (ii) if the Trustee reasonably requires, an opinion of counsel to the effect that such modifications are not, in the aggregate, adverse to Holders (compared to the terms of the Solicitation and the Proposed Amendments described in this Consent Solicitation Statement), Consents given prior to such modifications will remain valid and effective and will constitute Consents to the Proposed Amendments, as so modified. The Trustee is entitled to rely conclusively on any such certificate or opinion. The Company will not be obligated to deliver notice of such amendments to Holders prior to executing the Third Supplemental Indenture. Notwithstanding the foregoing, no reduction of the Consent Payments, or any other modifications that are, in the aggregate, materially adverse to Holders, will be made without at least five business days' notice thereof by press release or other public announcement (or by written notice to Holders) or without providing Holders with an opportunity to withdraw their Consents.

REVOCATION OF CONSENT

         Each properly completed and executed Consent received by the Trustee prior to the Expiration Date will be counted, notwithstanding any transfer of the Notes to which it relates, unless the procedure for revoking Consents described below has been followed. A Consent delivered by a Holder or Duly Designated Proxy before the Expiration Date shall be deemed to supersede any earlier revocation of Consent relating to the same Notes.

         A Consent may be revoked by the Holder granting such Consent (or a Duly Designated Proxy of such Holder) if the Trustee receives a properly completed and executed written notice of revocation before the Consent Date. EXCEPT AS PROVIDED ELSEWHERE IN THIS CONSENT SOLICITATION STATEMENT, A CONSENT BECOMES IRREVOCABLE UPON THE CONSENT DATE. The notice of revocation must indicate the serial numbers of the Notes in which such revocation relates (or other information sufficient to enable the Trustee to identify such Notes), as well as the aggregate principal amount represented by such Notes. The fact and date of the execution of any such revocation must be proved in such manner as the Company deems sufficient, subject to such reasonable rules and regulations as the Trustee prescribes. A transferee of Notes may revoke a Consent given by a Holder in respect of such Notes only if such transferee is a Duly Designated Proxy. In such case, the transferee must deliver to the Trustee a revocation of Consent accompanied by a proxy duly executed by such Holder in accordance with the procedures set forth above.

         The revocation must be executed by such Holder in exactly the same manner as such Holder's name appears on the Consent to which the revocation relates or be accompanied by evidence satisfactory to the Company and the Trustee that the holder revoking such Consent has succeeded to registered ownership of the Notes to which such Consent relates or otherwise has the power to revoke such Consent pursuant a duly executed proxy. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A revocation of the Consent shall be effective only as to the Notes listed on the revocation and only if such revocation complies with the provisions of the form of Consent and this Consent Solicitation Statement. Only a Holder as reflected in the records of the Trustee on the Record Date or its Duly Designated Proxy is entitled to revoke a Consent previously given with respect to such Notes. A beneficial owner of Notes who is not the Holder of such Notes desiring to revoke a Consent given with respect to such Notes must either (i) arrange with the Holder to execute and deliver either to the Trustee on such beneficial owner's behalf, or to such beneficial owner for forwarding to the Trustee by such beneficial owner, a revocation of any Consent already given with respect to such Notes, or (ii) obtain a proxy duly executed by the Holder authorizing such beneficial holder to act on behalf of the Holder as to such Consent.

         A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent. A Holder or a Duly Designated Proxy who has delivered a revocation may thereafter deliver a new Consent by following one of the prescribed procedures at any time prior to the Expiration Date.

         The Company reserves the right to contest the validity of any revocation and all questions as to the validity (including time of receipt) of any revocation will be determined by the Company in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be required by the Trustee concerning proof of execution and ownership. None of the Company, any of its affiliates, the Solicitation Agent, the Information Agent, the Trustee, or any other person will be under any duty to give notification of any defect or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

CONDITIONS OF THE SOLICITATION

         Following the receipt by the Trustee of an Officers' Certificate certifying that the Requisite Consents have been received, the Company and the Trustee may, at the Company's sole discretion, execute and deliver the Third Supplemental Indenture containing the Proposed Amendments. The Third Supplemental Indenture will become effective upon such execution, the substantially concurrent purchase from the Company by MS Acquisition Ltd. of $10.0 million of common stock of the Company, the receipt by the Holders of the Consent Payment and the satisfaction of conditions to such effectiveness as set forth in the Indenture and the Third Supplemental Indenture. The Third Supplemental Indenture will be binding upon each Holder, regardless of whether or not such Holder delivered its Consent. In addition, the Company's obligations to pay the Consent Payments to Holders delivering Consents is conditioned upon, among other things, (i) the receipt of the Requisite Consents by the Company prior to the Expiration Date and such Requisite Consents not being duly revoked,
(ii) the execution, delivery and continued effectiveness of the Third Supplemental Indenture, (iii) the substantially concurrent refinancing of the Company's existing senior credit facility, and (iv) the substantially concurrent purchase by MS Acquisition Ltd. from the Company of common stock of the Company for $10.0 million.

         Consummation of the Solicitation is subject to the fulfillment of a number of conditions which are for the sole benefit of the Company. The Company reserves the right at any time to waive, in its sole discretion, any or all of such conditions. However, the Company's failure to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each right shall be deemed a continuing right which may be asserted at any time. THE SOLICITATION MAY HE ABANDONED OR TERMINATED BY THE COMPANY AT ANY TIME, EITHER BEFORE OR AFTER OBTAINING THE REQUISITE CONSENTS, FOR ANY REASON, IN WHICH CASE ALL CONSENTS WILL BE VOIDED, NO CONSENT PAYMENTS WILL BE MADE AND THE PROPOSED AMENDMENTS WILL NOT BE EFFECTED.

CONSEQUENCES TO NON-CONSENTING HOLDERS

         After the Proposed Amendments become operative, all Holders of Notes, including non-consenting Holders, and all subsequent Holders of Notes will be bound by the Proposed Amendments. Additionally, Holders who do not timely consent to the Proposed Amendments will be eligible to receive the Consent Payment and the Proposed Amendments, if approved through the receipt of the Requisite Consents, will be binding upon them. The Consent Payment will only be paid if the Company receives the Requisite Consents prior to the Expiration Date and such Consents have not been duly revoked.

THE AGENTS

         The Company has retained Chase Securities Inc. ("Chase Securities") as Solicitation Agent in connection with the Solicitation. Chase Securities was the initial purchaser of the Notes at their original issuance. In its capacity as Solicitation Agent, Chase Securities will solicit Consents, attempt to respond to inquiries of holders and receive a customary fee for such services plus reimbursement for reasonable out-of-pocket expenses. The Company has also agreed to indemnify the Solicitation Agent and its affiliates against certain liabilities and expenses, including liabilities under the securities laws in connection with the Solicitation.

         The Company has also retained Georgeson Shareholder Communications Inc. as Information Agent in connection with the Solicitation. The Information Agent will also receive a customary fee for its services plus reimbursement for reasonable out-of-pocket expenses.

         Questions concerning the Solicitation should be directed to the Solicitation Agent and requests for additional copies of this Consent Solicitation Statement or the form of Consent should be directed to the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of this Consent Solicitation Statement.

         The Company has not authorized either the Solicitation Agent or the Information Agent to give any information or make any representations in connection with this Solicitation other than those contained in this Consent Solicitation Statement and, if given or made, such information or representations must not be relied upon as having been authorized.

EXPENSES

         The Company will pay the Consent Payments and bear the expenses of preparing, printing and mailing this Consent Solicitation Statement and the accompanying form of Consent as well as its legal, accounting and other expenses in connection with the Solicitation.

         In addition to the use of mails, Consents may be solicited by directors, officers, employees and agents of the Company in person or by telephone, telegram or other means of communication. Such directors, officers, employees or agents will not be additionally compensated but may be reimbursed for out-of-pocket expenses in connection with the Solicitation.

         No commission or other remuneration will be paid to any broker, dealer, salesman or other person for soliciting Consents other than the fees being paid to the Solicitation Agent and the Information Agent. Brokers, dealers, commercial banks and trust companies will be reimbursed for reasonable out-of-pocket expenses incurred by them in forwarding Solicitation materials to their customers.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following general discussion describes certain U.S. federal income tax consequences to Holders resulting from the adoption of the Proposed Amendments and the receipt of the Consent Payments pursuant to the Solicitation. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a Holder in light of the Holder's particular circumstances or to certain types of Holders subject to special treatment under U.S. federal income tax laws (such as insurance companies, partnerships, tax-exempt organizations, financial institutions, brokers, dealers in securities and foreign persons). In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax considerations other than U.S. federal income tax considerations, that may be applicable to particular Holders. Further, this summary assumes that Holders hold their Notes as "capital assets" (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

         THIS SUMMARY IS BASED UPON U.S. FEDERAL INCOME TAX LAWS AND REGULATIONS CURRENTLY IN EFFECT, WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES TO THEM UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

         Although the matter is not entirely free from doubt, the Company believes that the Consent Payments paid to Holders pursuant to the Solicitation should be taxable as ordinary income to such Holders.

         The Company does not believe that the adoption of the Proposed Amendments should result in a deemed exchange of "old" Notes for "new" Notes for U.S. federal income tax purposes, If the adoption of the Proposed Amendments were viewed as resulting in such a deemed exchange, such deemed exchange should constitute a recapitalization for U.S. federal income tax purposes, in which case the Holder would not recognize loss but would likely recognize gain in an amount equal to the lesser of (i) the excess of the fair market value of the "new" Notes on the date of the deemed exchange plus the amount of Consent Payments received by such Holder over the Holder's adjusted tax basis in the "old" Notes and (ii) the amount of Consent Payments received by such Holder. Any such recognized gain would likely constitute capital gain, subject to the market discount rules discussed below, and would generally be long-term capital gain if the Holder's holding period for the Note exceeded one year. Holders should have a tax basis in the "new" Notes equal to the adjusted tax basis in the "old" Notes increased by any gain recognized on the deemed exchange and reduced by the amount of Consent Payments received. Holders should also have the same holding period in the "new" Notes as they had in the "old" Notes.

         Subject to a statutory de minimis exception, a Holder who acquired a Note at a market discount (i.e., at a price below its stated principal amount) generally should treat any gain recognized on a deemed exchange as ordinary income, rather than capital gain, to the extent of the portion of the market discount that accrued while the Holder held the Note. This treatment would not apply to a Holder of a Note who elected to treat all interest on a Note as original issue discount or include market discount in gross income as it accrued. In addition, any unrecognized accrued market discount with respect to an "old" Note should carry over to the "new" Note.

         If there is a deemed exchange of "old" Notes for "new" Notes and if the issue price of the "new" Notes (i.e., their fair market value on the date of the deemed exchange) is less than their stated principal amount, subject to a statutory de minimis exception, the "new" Notes would be treated as issued with original issue discount within the meaning of Section 1273 of the Code. Each Holder of a "new" Note that is issued with original issue discount would be required to include certain amounts in ordinary income as interest for U.S. federal income tax purposes before receiving cash to which such interest income is attributable, in addition to being required to report as income for U.S. federal income tax purposes stated interest earned on the "new" Note in accordance with the Holder's method of tax accounting. If a Holder's initial tax basis in the "new" Note exceeds its issue price but does not exceed its stated principal amount, the resulting acquisition premium, as defined In Treasury regulations promulgated under Section 1272 of the Code, may be amortized by the Holder to offset original issue discount accruals. Similarly, if a Holder's initial tax basis in a "new" Note exceeds its stated principal amount, resulting in amortizable bond premium, as defined under Sections 171 and 1272 of the Code, a Holder generally would not be required to include such original issue discount in income and generally would be entitled to amortize such premium over the term of the "new" Notes.

                                                                       EXHIBIT A


                 PROPOSED AMENDMENTS TO THE INDENTURE GOVERNING
                   THE 10%% SENIOR SUBORDINATED NOTES DUE 2007

LIMITATION ON INDEBTEDNESS (SECTION 4.03(b)(i))

         Clause (b)(i) of Section 4.03 "Limitation on Indebtedness" shall be amended by deleting the words 125.0 million" and adding the words "$85.0 million" as set forth below:

                  (i) Bank Indebtedness or Indebtedness Incurred pursuant to any other revolving credit, term loan or working capital financings in an aggregate principal amount at any time outstanding not in excess of the greater of $85.0 million and the Borrowing Base in effect from time to time (in each case less the aggregate amount of all repayments of principal actually made thereunder since the Closing Date with Net Available Cash from Asset Dispositions pursuant to Section 4.06(a)(iii)(A));

DEFINITION OF CREDIT AGREEMENT (SECTION 1.01)

         The definition of Credit Agreement in Section 1.01 shall be amended by adding "(i)", adding the words "[INSERT DATE]," deleting the words "October 14, 1997, as amended and restated as of the Closing Date, and as further" adding the word "as", adding the words "and certain of its subsidiaries, as borrowers," deleting the word "and" and adding the words "for the lenders and the lenders from time to time party thereto, and (ii) the Second Amended and Restated Credit Agreement, dated as of [INSERT DATE], as amended, restated, waived or otherwise modified from time to time, among the Company, the lenders from time to time party thereto and First Union National Bank, as agent for the lenders" and adding the words "in each case" as set forth below:

                  "Credit Agreement" means (i) the Credit Agreement, dated as of [INSERT DATE] as amended, restated, waived or otherwise modified from time to time, among the Company and certain of its subsidiaries, as borrowers, The Chase Manhattan Bank, as agent for the lenders and the lenders from time to time party thereto, and (ii) the Second Amended and Restated Credit Agreement, dated as of [INSERT DATE], as amended, restated, waived or otherwise modified from time to time, among the Company, the lenders from time to time party thereto and First Union National Bank, as agent for the lenders (except in each case to the extent that any such amendment, waiver or other modification thereto would be prohibited by the terms of this Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Securities at the time outstanding).

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES (SECTION 4.05)

         Clause (i) of Section 4.05 "Limitation on Restrictions on Distributions from Restricted Subsidiaries" shall be amended by inserting "(x)" before the words "an agreement" in the first line thereof and inserting "or (y) the Senior Credit Documents" at the end of the clause as follows:

                  (i) any encumbrance or restriction pursuant to (x) an agreement in effect at or entered into on the Closing Date or (y) the Senior Credit Documents;

DEFINITION OF SENIOR CREDIT DOCUMENTS (SECTION 1.01)

         The definition of Senior Credit Documents in Section 1.01 shall be amended by deleting the words "(if any) and", deleting the word "Guaranty", adding the word "guaranties", adding the words "any security documents related thereto, whether executed by the Company or any Subsidiary", and deleting the words "the Borrower's Security Agreement and the Subsidiary Security Agreement, each as defined in the Credit Agreement" as set forth below:

                  "Senior Credit Documents" means the collective reference to the Credit Agreement, the notes issued pursuant thereto, the guaranties thereof, and any security documents related thereto, whether executed by the Company or any Subsidiary.

LIMITATION ON INDEBTEDNESS (SECTION 4.03(b)(VIII))

         Clause (b)(viii) of Section 4.03 "Limitation on Indebtedness" shall be amended by deleting the words 12.0 million" and replacing them with the words "$18.0 million" as set forth below:

                  (viii) Purchase Money Indebtedness, Attributable Debt and Capitalized Lease Obligations in an aggregate principal amount not in excess of $18.0 million at any time outstanding;

LIMITATION ON INDEBTEDNESS (SECTION 4.03(b)(IX))

         Clause (b)(ix) of Section 4.03 "Limitation on Indebtedness" shall be amended by adding the words "Incurred prior to [THE EFFECTIVE DATE OF THE PROPOSED AMENDMENTS]" after the word "Indebtedness," adding the words "prior to [THE EFFECTIVE DATE OF THE PROPOSED AMENDMENTS]" after the words "all other Indebtedness Incurred" and deleting the punctuation mark "." and adding the punctuation mark ";" as set forth below:

                  (ix) Indebtedness Incurred prior to [THE EFFECTIVE DATE OF THE PROPOSED AMENDMENTS] (other than Indebtedness permitted to be Incurred pursuant to Section 4.03(a) or any other clause of this Section 4.03(b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred prior to [THE EFFECTIVE DATE OF THE PROPOSED AMENDMENTS] pursuant to this clause (ix) and then outstanding, shall not exceed $15.0 million;

LIMITATION ON INDEBTEDNESS (SECTION 4.03(b)(x))

         Clause (b) of Section 4.03 "Limitation on Indebtedness" shall be amended by adding clause (x) as set forth below:

                  (x) Indebtedness Incurred on or after, [THE EFFECTIVE DATE OF THE PROPOSED AMENDMENTS] (other than Indebtedness permitted to be Incurred pursuant to Section 4.03(a) or any other clause of this
         Section 4.03(b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred on or after [THE EFFECTIVE DATE OF THE PROPOSED AMENDMENTS] pursuant to this clause (x) and then outstanding, shall not exceed $10.0 million; or

LIMITATION ON INDEBTEDNESS (SECTION 4.03(b)(xi))

         Clause (b) of Section 4.03 "Limitation on Indebtedness" shall be amended by adding clause (xi) as set forth below:

                  (xi) Indebtedness Incurred in connection with the purchase by the Company of all of the outstanding capital stock of Sales Force Companies, Inc. pursuant to that certain stock purchase agreement, dated as of March 2, 2000, by and between Marketing Specialists Sales Company and Sales Force Companies, Inc., as such may be amended, in an amount not to exceed $20.0 million in the aggregate.

LIMITATION ON INDEBTEDNESS (SECTION 4.03(c))

         Section 4.03(c) shall be amended to add the following language at the end of such Section: "Notwithstanding the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Assumed Deferred Obligations pursuant to Section 4.03(b) (other than pursuant to clause (xi) of Section 4.03(b)) unless such Assumed Deferred Obligations are expressly subordinated in right of payment to the Securities. The Company or any Restricted Subsidiary shall not Incur any Indebtedness after [THE EFFECTIVE DATE OF THE PROPOSED AMENDMENTS] pursuant to Section 4.03(b) (other than Indebtedness Incurred pursuant to clauses (viii) or (xi) of Section 4.03(b)) in connection with the acquisition of any Person by the Company or any Restricted Subsidiary unless substantially concurrent with such Incurrence, the Company receives cash capital contributions or cash proceeds from the sale of Capital Stock (other than Disqualified Stock) in an amount equal to such Indebtedness."

                  (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Securities to at least the same extent as such Subordinated Obligations. The Company shall not Incur any Indebtedness pursuant to Section 4.03(a) or 4.03(b) if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. The Company shall not Incur any Indebtedness that constitutes Deferred Obligations after the Closing Date unless such Indebtedness is expressly subordinated in right of payment to the Securities. In addition, the Company shall not Incur any Secured Indebtedness that is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Securities equally and ratably with (or on a senior basis to, in the case of Indebtedness Subordinated in right of payment to the Securities) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. A Guarantor Subsidiary shall not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in ranking in any respect to any Senior Indebtedness of such Guarantor Subsidiary unless such Indebtedness is Senior Subordinated Indebtedness of such Guarantor Subsidiary or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Guarantor Subsidiary. A Guarantor Subsidiary shall not Incur any Indebtedness that constitutes Deferred Obligations after the Closing Date unless such Indebtedness is expressly subordinated in right of payment to the Subsidiary Guarantees. In addition, a Guarantor Subsidiary may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Guarantor Subsidiary unless contemporaneously therewith effective provision is made to secure the Subsidiary Guarantee of such Guarantor Subsidiary equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Subsidiary Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien. Notwithstanding the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Assumed Deferred Obligations pursuant to Section 4.03(b) (other than pursuant to clause (xi) of Section 4.03(b)) unless such Assumed Deferred Obligations are expressly subordinated in right of payment to the Securities. The Company or any Restricted Subsidiary shall not Incur any Indebtedness after [THE EFFECTIVE DATE OF THE PROPOSED AMENDMENTS] pursuant to Section 4.03(b) (other than Indebtedness Incurred pursuant to clauses (viii) or (xi) of Section 4.03(b)) in connection with the acquisition of any Person by the Company or any Restricted Subsidiary unless substantially concurrent with such Incurrence, the Company receives cash capital contributions or cash proceeds from the sale of Capital Stock (other than Disqualified Stock) in an amount equal to such Indebtedness.

DEFINITIONS (SECTION 1.01)

         Section 1.01 shall be amended by adding the following after the definition of "Asset Disposition" and before the definition of "Attributable Debt":

                  "Assumed Deferred Obligations" means, with respect to any Person acquired by the Company or any Restricted Subsidiary, any Indebtedness of such Person issued to the employees of, stockholders of, or the holders of an equivalent equity interest in, any other entity previously acquired by the entity being acquired by the Company or Restricted Subsidiary, as the case may be.

LIMITATION OF RESTRICTED PAYMENTS (SECTION 4.04(a)(C)(2))

         Clause (a)(C)(2) of Section 4.04 "Limitation on Restricted Payments" shall be amended by adding "(i)" prior to the words "a Subsidiary" and adding the words ", (ii) MS Acquisition Limited of $10.0 million of common stock of the Company pursuant to that certain Stock Purchase Agreement, dated as of the date of the Credit Agreement, by and between the Company and MS Acquisition Limited, and (iii) any Person in connection with the sale of Capital Stock to such Person pursuant to the last sentence of Section 4.03(c));" as set forth below:

                  (2) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Capital Stock) subsequent to the Closing Date (other than an issuance or sale to (i) a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries, (ii) MS Acquisition Limited of $10.0 million of common stock of the Company pursuant to that certain Stock Purchase Agreement, dated as of the date of the Credit Agreement, by and between the Company and MS Acquisition Limited, and (iii) any Person in connection with the sale of Capital Stock to such Person pursuant to the last sentence of Section 4.03(c));

                         CONSENT SOLICITATION STATEMENT

                        MARKETING SPECIALISTS CORPORATION

             SOLICITATION OF CONSENTS TO THE PROPOSED AMENDMENTS TO
      THE INDENTURE GOVERNING ITS 10Y8% SENIOR SUBORDINATED NOTES DUE 2007

         Consents properly completed, duly executed and delivered by facsimile transmission (confirmed by physical delivery) to the Trustee at its facsimile number set forth below will be accepted. Consents and any other required documents should be sent or delivered by each Holder or its broker, dealer, commercial bank or other nominee to the Trustee at its address set forth below. Requests for assistance or additional copies of this Consent Solicitation Statement and the form of Consent may be directed to the Information Agent at the telephone numbers and address listed below:

                                 THE TRUSTEE IS:

                    CHASE BANK OF TEXAS NATIONAL ASSOCIATION

                                    By Mail.
                          By Overnight or Hand Deliver:
                               Overnight Courier.
                          1201 Main Street, 18th Floor
                                Dallas, TX 75201
                       Attention: Frank Ivins-Confidential

                           By Facsimile Transmission:
                                 (214) 672-5746
                              Confirm by Telephone:
                                 (214) 672-5678

                            THE INFORMATION AGENT IS.

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 State Street-10th Floor
                            New York, New York 10004
                  Banks and Brokers call collect (212) 440-9800
                          Call Toll Free 1-800-223-2026

         Any question regarding the Solicitation may be directed to the Solicitation Agent at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Solicitation.

                 The Solicitation Agent for the Solicitation is.

                              CHASE SECURITIES INC.
                                 270 Park Avenue
                            New York, New York 10017
                            Telephone: (212) 270-1100
                             Attention: Robert Berk